Exhibit 10.1

OFFICE LEASE

350 WEST MART CENTER

CHICAGO, ILLINOIS

TENANT: UPSHOT, INC.

DATE: November 9, 2007

Execution Version

OFFICE LEASE

350 WEST MART CENTER

CHICAGO, ILLINOIS

TENANT: UPSHOT, INC.

a Delaware corporation

TABLE OF CONTENTS

1.	DEMISED PREMISES; TERM	1
2.	USE	2
3.	BASE RENT	3
4.	RENT ADJUSTMENTS	4
5 .	CONDITION OF PREMISES	10
6.	POSSESSION	10
7.	REPAIRS	11
8.	ALTERATIONS.	13
9.	SERVICES	15
10. COVENANT AGAINST LIENS	19
11. WAIVER OF CLAIMS	20
12. ASSIGNMENT AND SUBLETTING	21
13. EXPENSES OF ENFORCEMENT	25
14. INTENTIONALLY OMITTED	25
15. LANDLORD'S REMEDIES	25
16. SURRENDER OF POSSESSION	26
17. HOLDOVER	27
18. ENVIRONMENTAL MATTERS	28
19. NOTICE	30
20. NO SOLICITATION	31
21. CONDEMNATION	31
22. NONWAIVER	32
23. WAIVER OF NOTICE	32
24. FIRE OR CASUALTY	32
25. INSURANCE	35
26. CERTAIN RIGHTS RESERVED BY LANDLORD	36
27. RULES AND REGULATIONS	39
28. MISCELLANEOUS	42
29. ATTORNMENT	46
30. ESTOPPEL CERTIFICATE	46
31. BROKERS	47

Execution Version

32. SECURITY DEPOSIT	47
33. PARKING	49
34. LANDLORD'S CONTRIBUTION/ADDITIONAL ALLOWANCE	49
35. IMPROVEMENT WORK	50
36. OPTIONS TO EXPAND.	56
37. OPTIONS TO EXTEND TERM	57
38. FAIR MARKET RENT; ARBITRATION PROCEDURES	59
39. Intentionally Omitted	61
40. Intentionally omitted	61
41. TERMINATION RIGHT	61
42. COVENANT OF QUIET ENJOYMENT	62
43. ROOFTOP	62
44. ENTIRE AGREEMENT	63
45. LIMITATION OF LANDLORD'S LIABILITY	64
46. OFAC	64

EXHIBITS

EXHIBIT A	PLAN OF PREMISES

EXHIBIT B	EXAMPLE STATEMENT REGARDING OPERATING EXPENSES AND OWNERSHIP TAXES

EXHIBIT C	SUMMARY OF O & M PLAN

EXHIBIT D	JANITORIAL SPECIFICATIONS

EXHIBIT E	SHELL AND CORE WORK

EXHIBIT F	RATES FOR LANDLORD'S SUPERVISION AND GENERAL CONDITIONS

Execution Version

350 WEST MART CENTER

This Lease made as of November , 2007 (the “Effective Date”) between 350 North Orleans L.L.C., a Delaware limited liability company having an address c/o Merchandise Mart Properties, Inc., 222 Merchandise Mart Plaza, Suite 470, Chicago, IL 60654 ("Landlord") and UPSHOT INC., a Delaware corporation, having a present address at 303 East Wacker Drive, Chicago, Illinois 60601 ("Tenant").

WITNESSETH

1. DEMISED PREMISES; TERM.

(A)       Landlord does hereby demise and lease to Tenant, and Tenant accepts that certain space shown cross-hatched on Exhibit "A" which is attached hereto and made a part hereof, consisting of approximately 41,486 rentable square feet and commonly described as the entire Fifth (5th) Floor South Tower ("Premises") of a building located on land at 350 North Orleans Street ("Building") (provided, however, the Building does not include the hotel premises (hereinafter the "Hotel Premises") located in the same physical structure as the Building) constructed on the north portion of the property bounded on the north by West Kinzie Street, on the east by North Orleans Street, on the west by the Chicago River, and on the south by a line 352.50 feet south of and parallel with the south line of West Kinzie Street in Chicago, Illinois (such land and Building hereinafter referred to, together with all present and future easements, additions, improvements (other than the Hotel Premises) and other rights appurtenant thereto, as the "Property"), for a term beginning on the Commencement Date (as hereinafter defined) and ending on the last day of the Thirteenth (13th) full Lease Year (as hereinafter defined) thereafter ("Term"), unless sooner terminated as provided herein, subject to the terms, covenants and agreements herein contained. The Commencement Date shall be the later of (a) May 1, 2008, or (b) the day after the last day of the TI Construction Period (defined below). The “TI Construction Period” is the period of four calendar months after Landlord delivers the Premises to Tenant in accordance with the terms of this Lease and with all of the Shell and Core Work substantially completed such that Tenant can commence its Improvements; provided, however, that the TI Construction Period shall be extended on a day for day basis for each day of Landlord Delay (defined below) and Force Majeure Delay (defined below) that shall occur. The parties anticipate that the Premises will be so delivered to Tenant on or about January 1, 2008 (the “Estimated Delivery Date”).

For purposes of this Lease, "Lease Year" shall mean a period of twelve (12) consecutive calendar months, the first of which shall commence on the Commencement Date if the Commencement Date shall be the first day of a calendar month, or on the first day of the first calendar month following the Commencement Date if the Commencement Date shall be other than on the first day of a calendar month, and shall end on the last day of the twelfth (12th) calendar month thereafter. Each successive Lease Year shall be a twelve (12) calendar month period commencing on the anniversary of the commencement of the first Lease Year. Upon the

Execution Version

determination of the actual date of the Commencement Date, the parties agree to memorialize in writing such date for the determination of the Lease Year and the expiration of the Term hereof.

(B)       Landlord and Tenant agree that the rentable area of the Premises initially demised pursuant to this Article 1 and any additional space that at any time may be demised hereunder and the rentable area of the Building shall be computed in accordance with Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings known as American National Standard ANS1 Z65.1-1996, approved June 27, 1996 by American National Standards Institute, Inc. ("BOMA Standards"). Landlord and Tenant hereby stipulate that the rentable area of the Premises initially demised pursuant to this Article 1 is 41,486 rentable square feet.

2. USE. Tenant will use and occupy the Premises for general office purposes and other uses ancillary thereto (the “Permitted Use”) and for no other use or purpose. Tenant will not use or permit upon the Premises anything that will invalidate any policies of insurance now or hereafter carried on the Building or that will increase the rate of insurance on the Premises or on the Building; provided, however, that nothing herein shall prohibit Tenant from using the Premises for the Permitted Use or require Tenant to pay any specific increase in the rate of insurance associated with Tenant’s specific use of the Premises for the Permitted Use. Tenant will pay all extra insurance premiums on the Building which may be caused by the use which Tenant shall make of the Premises (other than a use stated in the first sentence hereof). Tenant will not (a) use or permit upon the Premises anything that may be dangerous to life or limb; (b) in any manner deface or injure the Building or any part thereof or overload the floors of the Premises; or (c) do anything or permit anything to be done upon the Premises in any way creating a nuisance or unreasonably disturbing any other tenant in the Building or the occupants of neighboring property (for example, creation of unreasonable noise, odors or vibration emanating from the Premises). Tenant shall further not carry-on or permit any activities which are reasonably likely to: (1) involve the storage, use or disposal of medical or hazardous waste or substances or the creation of an environmental hazard other than such substances in such amounts customarily used in normal office operations; or (2) impair or interfere with (i) the structure of the Building or the operation of Building systems, (ii) the character, reputation or appearance of the Building as a first-class building, or (iii) the furnishing of services (including utilities, telephone and communications) to any portion of the Building. The Premises shall not be used for the purposes of any so called "office suites", schools (although training for Tenant's corporate purposes is allowed), facilities of foreign governments, advertising agencies (other than Tenant or Tenant Occupants, as hereinafter defined), employment agencies, medical treatment facilities, governmental entities, a restaurant open to the public, or any retail, showroom or wholesale activities. Subject to Force Majeure events (as defined in Article 35(A)), Tenant will fully and promptly comply, and operate the Premises in conformity, with all applicable federal, state and municipal laws, ordinances, codes, regulations and requirements respecting the Premises or relating to Tenant's specific use or occupancy thereof, and activities therein provided, however, Tenant shall not be responsible for assuring (or repairing or maintaining) that the "Building Systems" (as defined in Article 7 hereof), are in compliance with such laws, ordinances, codes, regulations or requirements. Tenant will not use the Premises for lodging or sleeping purposes, nor conduct or permit to be conducted on the Premises any business

Execution Version

or activity which is contrary to the provisions of this Lease or to any applicable governmental laws, ordinances, codes, regulations and requirements. Tenant shall promptly pay all taxes of whatever kind which are imposed upon Tenant but which are to be collected by Landlord. Tenant shall at no time sell food (other than to Tenant’s employees and guests) on or from the Premises. Tenant shall at no time sell (within the meaning of the Illinois Liquor Control Act, as now or hereafter amended) alcoholic liquor on or from the Premises, provided, however, that Tenant may occasionally give complimentary food and alcoholic liquor to its employees and guests on the Premises, on condition that Tenant shall comply with all applicable governmental requirements, and on further condition that, prior to the giving of such alcoholic liquor, Tenant shall procure and maintain continuously thereafter (or cause to be procured and maintained continuously thereafter) in force a policy of or endorsement for host liquor liability insurance, as set forth in Article 25 hereof.

3. BASE RENT.

(A)       Tenant shall pay to Landlord an annual base rent ("Base Rent") for the Premises (based on 41,486 rentable square feet) as shown below for each respective period in equal monthly installments during each respective period as follows:

ANNUAL	MONTHLY	SQ. FT.
LEASE YEAR	BASE RENT	INSTALLMENT	RATE
1	$1,130,493.50	$94,207.79	$27.25
2	$1,158,703.98	$96,558.67	$27.93
3	$1,187,744.18	$98,978.68	$28.63
4	$1,217,614.10	$101,467.84	$29.35
5	$1,247,898.88	$103,991.57	$30.08
6	$1,279,013.38	$106,584.45	$30.83
7	$1,310,957.60	$109,246.47	$31.60
8	$1,343,731.54	$111,977.63	$32.39
9	$1,377,335.20	$114,777.93	$33.20
10	$1,411,768.58	$117,647.38	$34.03
11	$1,447,031.68	$120,585.97	$34.88
12	$1,483,124.50	$123,593.71	$35.75
13	$1,520,047.04	$126,670.59	$36.64

Tenant shall pay each installment of Base Rent in advance on the first day of every calendar month of the Term. All such payments shall be made payable to Landlord or Landlord's agent and shall be made at the office of the Building or at such other places and to such other parties as Landlord shall from time to time, by not less than ten (10) business days written notice, appoint. Base Rent shall be payable without any prior demand therefor and except as expressly provided otherwise herein, without any deductions or set-offs whatsoever. If the Term commences on a day other than the first day of the calendar month, or ends on a day other than the last day of the calendar month, the Base Rent for such fractional month shall be prorated on the basis of 1/365th (or the applicable year is a leap year, 1/366th) of the annual Base Rent for each day of such fractional month.

Execution Version

(B)       Base Rent shall abate (1) in full for a period of fifteen (15) months commencing on the Commencement Date, (2) in the amount of $2,534.65 per month beginning at the start of the sixteenth (16th) month through the twenty-fourth (24th) month, and (3) in the amount of $2,598.17 per month beginning at the start of the twenty-fifth (25th) month through the thirty-second (32nd) month following the Commencement Date; provided that, if at any time during the forgoing abatement period, there shall occur an Event of Default, then for so long as such Event of Default shall continue without cure, in addition to all other rights, powers and remedies afforded to Landlord under this Lease, the abatement of Base Rent provided in the foregoing sentence shall immediately and without notice terminate and Landlord shall be entitled to receive and collect and Tenant shall pay all Base Rent which would have been paid but for the abatement herein permitted.

4. RENT ADJUSTMENTS. Landlord and Tenant agree that the following rent adjustments shall be made with respect to each calendar year of the Term, or portion thereof, including the calendar year in which the Term of this Lease begins and the calendar year in which the Term of this Lease terminates, after the Base Year (which “Base Year” for purposes of this Lease shall be the calendar year ending on the December 31, 2009). For purposes of such rent adjustments, “Tenant's Proportionate Share” is agreed to be (x) 3.352% for the period beginning on the Commencement Date and ending on the last day of the thirty-second (32nd) month following the Commencement Date, and (y) 3.442% for the period beginning on the first day of the thirty-third (33rd) month following the Commencement Date, which amount is calculated by dividing the rentable square feet of the Premises by 1,205,289, stipulated to be the rentable square feet in the Building.

(A) Tenant shall pay to Landlord as additional rent an amount equal to Tenant's Proportionate Share of the amount by which Real Estate Related Taxes (as hereinafter defined) paid in any calendar year during the Term after the Base Year exceed Real Estate Related Taxes paid in the Base Year. Subject to the provisions below in this Paragraph (A), "Real Estate Related Taxes" shall mean all taxes, assessments, impositions and governmental charges of every kind and nature which Landlord shall pay in a calendar year because of or in any way connected with the ownership, leasing, management, and operation of the Building and the Property. The definition of Real Estate Related Taxes is subject to the following:

(1)        the amount of ad valorem real and personal property taxes against Landlord's real and personal property to be included in Real Estate Related Taxes shall be the amount shown by the latest available tax bills required to be paid in the calendar year in respect of which Real Estate Related Taxes are being determined. The amount of any tax refunds shall be deducted from Real Estate Related Taxes in the calendar year they are received by Landlord;

(2)        the amount of special taxes and special assessments to be included shall be limited to the amount of the installments (plus any interest, other than penalty interest, payable thereon) of such special tax or special assessment required to be paid during the calendar year in respect of which Real Estate Related Taxes are being determined;

Execution Version

(3)        there shall be excluded from Real Estate Related Taxes all income taxes and any other taxes imposed upon or measured by Landlord’s gross income or profits [except for any specific tax or excise on rents or other income from the Property (or on the value of leases thereon) or a specific gross receipts tax or excise on rents or other income from the Property (or on the value of leases thereon)], excess profit taxes, transfer, sale, gift, franchise, capital stock and inheritance or estate taxes, except to the extent that any such tax is in lieu of or in substitution for, in whole or in part, any tax included in Real Estate Related Taxes. Real Estate Related Taxes shall also exclude all taxes, assessments, charges, costs and disbursements paid in connection with the Hotel Premises.

(4)        Real Estate Related Taxes shall also include, in the calendar year paid, all fees, costs and expenses (including reasonable attorneys' fees) reasonably incurred by Landlord in contesting or attempting to reduce or limit any Real Estate Related Taxes, regardless of whether any such reduction or limitation is obtained.

In no event shall Tenant be obligated to pay any amount for Real Estate Related Taxes that are first billed to Tenant after the date that is two (2) years following the date of delivery of the Landlord's Annual Statement (defined below) for the calendar year to which such Real Estate Related Taxes are allocable.

(B)       Tenant shall also pay to Landlord as additional rent an amount equal to Tenant's Proportionate Share of the amount by which Operating Expenses for any calendar year during the Term after the Base Year exceed Operating Expenses for the Base Year. Subject to the provisions below in this Paragraph (B), Operating Expenses shall mean all expenses, costs and disbursements of every kind and nature paid, incurred, or otherwise arising in respect of a calendar year because of or in connection with the ownership, management, maintenance, repair, and operation of the Building and the Property. The definition of Operating Expenses is subject to the following:

(i)      There shall be excluded from Operating Expenses: (1) costs of alterations of tenant spaces; (2) interest, depreciation and amortization except as specifically provided in clause (ii), below; (3) principal and interest payments on mortgages or other funds borrowed by Landlord, financing or refinancing expenses, and expenses incurred in connection with the sale of the Property or any interest therein; (4) return on investment; (5) Real Estate Related Taxes with the respect to which Tenant is liable for its Proportionate Share pursuant to the preceding paragraph (A) and all costs and expenses not permitted to be included in Real Estate Related Taxes; (6) the cost of capital improvements, capital repairs in the nature of capital replacements, and capital equipment as determined in accordance with GAAP (defined below) (collectively, “Capital Items”), except as expressly provided in clause (ii) below with respect to Capital Items resulting in a reduction or limitation in Operating Expenses or required to comply with governmental requirements enacted or initially enforced after the date of execution hereof; (7) ground lease or master lease rents or costs in connection therewith; (8) real estate brokers' leasing commissions or compensation and any other expenses incurred in leasing space or procuring tenants; (9) any costs for which

Execution Version

Landlord has received reimbursement (other than reimbursements from tenants under operating expense escalation clauses), whether from insurance or condemnation proceeds and any costs for which Landlord would have been entitled to reimbursement if Landlord has carried the insurance Landlord is required to carry under this Lease; (10) attorneys' fees, costs and disbursements and other expenses incurred in connection with negotiation of leases with or disputes with tenants or prospective tenants of the Building; (11) expenses in connection with any service or other benefits of a type which are not provided to Tenant but which are provided to another tenant or occupant of the Building or that are provided to Tenant for an additional charge but are provided to any other tenant without charge or at a substantially reduced charge; (12) overhead and profit increment and any other amounts paid to parents, subsidiaries or affiliates of Landlord or its beneficiary for services on or to the Building or goods supplied to the Building to the extent that the costs of such services or goods exceed the competitive costs of such services or goods were they not so rendered by such parent, subsidiary or affiliate (subject, however, to the proviso in clause (15) below as to management fees); (13) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or Landlord's beneficiary or any affiliate of either; (14) advertising, marketing and promotional expenditures; (15) management fees to the extent such fees exceed similar costs incurred in comparable office buildings in the area; provided, however, that in any event Tenant agrees that there may be included in Operating Expenses a management fee, whether paid to an affiliate of Landlord's beneficiary or an unrelated third party, in an amount up to 3% of gross revenues derived from the Building; (16) wages, salaries or other compensation paid to any employees of Landlord or Landlord's beneficiary or management agent above the grade of Building manager or paid to any employee who does not devote substantially all of his or her employed time to the operation or maintenance of the Property unless such wages, salaries or other compensation are reasonably and equitably prorated; (17) the costs of complying with the O & M Program (defined below) and the costs incurred in connection with the removal, containment or other remediation of any asbestos containing materials in the Building in accordance with the O & M Program or otherwise; (18) the costs for furnishing electricity or janitorial services to tenant spaces in the Building from time to time if billed separately to Tenant in accordance with Article 9(C) and 9(D) hereof; (19) the cost of installing, equipping or operating any of the following specialty services at the Property-day care facility, health club, workout facility or luncheon, athletic or recreational club; (20) the cost of acquiring sculptures, paintings and other objects of art in the Building (provided that all reasonable and customary costs for maintaining and insuring any of the foregoing shall be includable in Operating Expenses); (21) legal expenses incurred in the negotiation and enforcement of leases; (22) the amount of any political or charitable contributions made by Landlord; (23) all income taxes, excess profit taxes, franchise, capital stock and inheritance or estate taxes paid by Landlord; (24) any and all costs and expenses borne directly by Tenant under this Lease or by any other tenant of the Building; (25) any and all costs and/or expenses associated with the operation of the business of the partnership or entity which constitutes the Landlord (or of which Landlord is a direct or indirect subsidiary, parent or affiliate), including, without limitation, for general corporate overhead and general and administrative expenses; (26) any and all costs and expenses for, in connection with or relating to the

Execution Version

management, maintenance, repair, and operation of the Hotel Premises other than certain shared costs pursuant to a Collateral Agreement between the Building and the Hotel Premises; (27) any and all costs and expenses related to bad debts or similar losses; (28) any and all costs and/or expenses associated with the operation of the business of the partnership or entity which constitutes the Landlord (or of which Landlord is a direct or indirect subsidiary, parent or affiliate), including, without limitation, for general corporate overhead and general and administrative expenses; (29) any and all cost and expenses for rentals and other related expenses incurred in leasing any Capital Items, the cost of which if purchased, could not be included in Operating Expenses; (30) any and all costs and expenses for reserves of any kind; and (31) any and all costs and/or expenses arising from claims, disputes or potential disputes in connection with potential or actual claims, litigation or arbitrations pertaining to (a) the business of Landlord or the ownership or title to the Property or any portion thereof, (b) any disputes between Landlord and its partners and/or affiliates between Landlord and any other owner or interest holder in the Property, or any adjacent landowner, between constituent partners or members of Landlord, or (c) any disputes between Landlord and its employees. There shall be no duplication of charges in determining Operating Expenses hereunder, and Landlord shall not be entitled to collect in excess of one hundred percent (100%) of Operating Expenses from all tenants.

(ii)     In the event Landlord makes any capital improvement or any capital repair in the nature of a capital replacement or installs any capital equipment during the Term hereof which (a) results in a reduction or limitation in Operating Expenses, or (b) is required to comply with any governmental rules, regulations or requirements applicable from time to time to the Building or to the Property and enacted or initially enforced after the date of execution hereof, the costs thereof, as amortized in each case on a straight-line basis (unless otherwise required by generally accepted accounting principles (“GAAP”) over the useful life of the item so capitalized (as determined in accordance with GAAP), may be included in Operating Expenses; provided, however, that the amount paid by Tenant for any calendar year or portion thereof which falls within the Term of this Lease on account of a capital item described in clause (a) above shall not exceed the reduction or limitation in Tenant's Proportionate Share of Operating Expenses with respect to such calendar year or portion thereof by reason of such capital item. If the Building shall not have been fully occupied by tenants at any time during the Base Year or any succeeding calendar year, the Operating Expenses for such year may be equitably adjusted (by grossing up the Operating Expenses that vary with occupancy of the Building) to reflect the amount of Operating Expenses that would have been incurred if the Building had been fully occupied throughout such year.

(iii)    In no event shall Tenant be obligated to pay any amount for Operating Expenses that are first billed to Tenant after the date that is two (2) years following the date of delivery of the Landlord's Annual Statement (defined below) for the calendar year to which such Operating Expenses are allocable.

(C)	Intentionally omitted.

Execution Version

(D)       In order to provide for current payments on account of increases in Real Estate Related Taxes and Operating Expenses over the Base Year, Tenant agrees, at Landlord's request, to pay on account to Landlord for each calendar year of the Term or portion thereof following the Base Year, Tenant's Proportionate Share of amounts due under Articles 4(A) and 4(B) above (“Article 4 Additional Rent”) for such ensuing calendar year or portion thereof, as reasonably estimated by Landlord from time to time, in equal monthly installments, commencing on the first day of the calendar month following the calendar month during which the day occurs that is ten (10) business days after the date on which Landlord notifies Tenant (by delivery of an Estimated Statement) of the amount of such estimated Article 4 Additional Rent, and Landlord may, by delivery of a revised Estimated Statement, revise its estimate of Article 4 Additional Rent payable for any calendar year; provided that Landlord's estimate of Article 4 Additional Rent payable for any calendar year shall not be changed more than twice during any calendar year. “Estimated Statement” means a written statement setting forth the estimated amount of Article 4 Additional Rent payable by Tenant with respect to such calendar year. The initial Estimated Article 4 Additional Rent payment for the calendar year shall be payable within thirty (30) days after the initial notice; thereafter such payments shall be payable at the same time and the same manner as Base Rent. If the Landlord’s Annual Statement (defined below) indicates that the Article 4 Additional Rent payable with respect to the applicable calendar year shall be greater than or less than the aggregate of all estimated installments of Article 4 Additional Rent previously paid to Landlord in accordance with this Article 4(D), then Tenant upon receipt of such invoice shall pay to Landlord within thirty (30) days immediately following such notification the amount of such underpayment, or, Landlord shall credit Tenant against the rent next coming due for the amount of such overpayment, as the case may be (or if the Term has expired and no further amounts are due to Landlord from Tenant hereunder, Landlord shall refund such amount to Tenant). It is the intention hereunder to estimate from time to time the amount of increases in Real Estate Related Taxes and Operating Expenses for each calendar year over Real Estate Related Taxes and Operating Expenses for the Base Year, and then to finally determine such rent adjustments at the end of such calendar year or as soon thereafter as possible based upon actual increases in Real Estate Related Taxes and Operating Expenses for such calendar year.

(E)       Landlord agrees to keep books and records showing the Real Estate Related Taxes and Operating Expenses in accordance with GAAP and in compliance with such provisions of this Lease as may affect such accounts. Landlord shall deliver to Tenant within one hundred fifty (150) days after the close of each calendar year (including the calendar year in which this Lease begins and the calendar year in which this Lease terminates), a statement (an “Annual Statement”) certified by an officer of Landlord's agent substantially in the form of the sample statement attached hereto and made a part hereof as Exhibit "B". Failure or delay in delivering any such statement or accompanying invoice, or failure or delay in computing the rent adjustments pursuant to this Article 4, shall not be deemed a waiver by Landlord of its right to deliver such items nor shall any such failure or delay be deemed a release of Tenant's obligations with respect to any such statement or invoice, or constitute a default hereunder; provided, however, that if any Annual Statement is not delivered within 240 days after the close of the applicable calendar year, Tenant may elect to seek specific performance). All rent adjustments payable hereunder shall, except as expressly provided otherwise in this Lease, be made without any deductions or set-offs whatsoever.

Execution Version

(F)       The obligation of Tenant with respect to the payment of Base Rent and Article 4 Additional Rent due hereunder shall survive the expiration or termination of this Lease. Any payment, refund, or credit made pursuant to this Article shall be made without prejudice to any right of Tenant to dispute, or of Landlord to correct, any items as billed pursuant to the provisions hereof. In the event that the Term of this Lease shall have been in effect for less than the full calendar year immediately preceding Tenant's receipt of the statements provided for in Articles 4 (D) and (E) hereof or if the Term shall end on a day other than the last day of a calendar year, the rent adjustment shall be pro rata on a per diem basis. In no event shall any rent adjustment result in a decrease in the Base Rent payable from time to time hereunder.

(G)       In the event that Tenant disputes the accuracy of the Annual Statement, or the information therein contained, furnished by Landlord to Tenant pursuant to Article 4(E) above, Tenant may require upon delivering notice in writing within nine (9) months after submission of such Annual Statement that Real Estate Related Taxes and Operating Expenses be audited by an independent, nationally recognized public accounting firm on a non-contingent fee basis as selected by Tenant and reasonably satisfactory to Landlord, at Tenant's expense, except as hereinafter provided. If it is finally determined that Article 4 Additional Rent for any calendar year is ninety-seven percent (97%) or less than the Article 4 Additional Rent as shown in the Annual Statement furnished by Landlord to Tenant pursuant to Article 4(E), Landlord shall pay the reasonable costs and expenses incurred by Tenant in engaging such public accounting firm to render such statement, and if it is finally determined that Tenant has overpaid for Article 4 Additional Rent for any calendar year, Landlord shall credit to Tenant the amount of such overpayment in the manner provided above in Article 4 (D); provided, further, that if as finally determined that the amount of Article 4 Additional Rent for any calendar year is greater than the Article 4 Additional Rent as shown in the applicable Annual Statement furnished by Landlord to Tenant, Tenant shall pay to Landlord the amount of such underpayment within thirty (30) days after the date on which Tenant receives an invoice from Landlord requesting payment thereof.

(H)       In the event Tenant selects such firm of independent nationally-recognized certified public accountants to examine Landlord's books and records for any calendar year, such firm shall promptly conduct such examination in accordance with generally accepted accounting principles consistently applied and, as soon as practicable, render to Landlord and Tenant a report stating such accountants' determination of the Article 4 Additional Rent for such year, and, if such determination is inconsistent with Landlord's Annual Statement, providing a reasonably-detailed basis for the determination and explanation of each discrepancy. If the parties cannot agree following such submission, they shall engage in binding arbitration with respect to such discrepancy.

Such accountants engaged by Tenant may inspect, audit, review, copy and examine (and Landlord agrees to make the same available for such purposes) at Landlord’s agent’s office in Chicago, Illinois only such of Landlord's books and records as are reasonably related to the preparation of Landlord's Annual Statement, and such accountants engaged by Tenant may examine none of Landlord's books and records with respect to any property other than the Property.

Execution Version

Landlord shall not be obligated to permit any individual to examine Landlord's books and records unless such individual and such individual's employer first execute and deliver to Landlord a commercially reasonable written acknowledgment affirming that (i) such individual's examinations of Landlord's books and records shall be kept confidential, and (ii) the results thereof and information derived therefrom or obtained in the course thereof shall not be disclosed by such parties to any person other than Landlord and Landlord’s employees and agents and advisors, Tenant and Tenant's employees and agents and advisors who, in Tenant’s good faith determination, have a need to know such information and other individuals to whom disclosure is required by law or governmental rule or regulation or legal or administrative process; provided, however, such results and information from the accountant's examination may be used by Landlord and Tenant in enforcing their respective rights and obligations hereunder.

Tenant hereby covenants and agrees with Landlord that any examination of any information relating to Operating Expenses or Real Estate Related Taxes furnished by Landlord to Tenant and any examination of Landlord's books and records by Tenant, its employees or agents shall be kept confidential by Tenant in accordance with the provisions of this Article 4(H) and the results of such examinations and information derived therefrom or obtained in the course thereof shall not be disclosed by Tenant to anyone or used for any purpose other than as permitted pursuant to this Article 4.

5. CONDITION OF PREMISES. Tenant's entry into possession of all or any part of the Premises shall be presumptive evidence as against Tenant that such part of the Premises was in good order and satisfactory condition when Tenant took possession, except for (a) any latent defects in the structure of the Building (including the exterior of the Building and exterior windows of the Building) or the Building Systems, or (b) any latent defects in the Shell and Core Work constructed for Tenant's occupancy pursuant to Article 35(A) or in the electrical, plumbing, ventilating and/or cooling systems or other common systems of the Building, excluding items of damage caused by Tenant, its agents, contractors and suppliers, or (c) any incomplete Shell and Core Work which shall be identified by Landlord and Tenant within ten (10) business days after substantial completion of the Shell and Core Work as "punch list items" and which will be promptly completed by Landlord. Tenant acknowledges that no promise of Landlord or its agents to alter, remodel or improve the Premises or the Building and no representation respecting the condition of the Premises or the Building have been made by Landlord or its agents to Tenant other than as may be contained herein.

6. POSSESSION.

(A)       Landlord shall use commercially reasonable efforts to deliver the Premises to Tenant with the Shell and Core Work substantially complete on or before the Estimated Delivery Date. In the event that possession of the Premises shall not be delivered to Tenant on the Estimated Delivery Date, this Lease shall nevertheless continue in full force and effect, and no liability shall arise against Landlord out of any such delay beyond the abatement of rent as provided in Article 35(A) so long as Landlord uses commercially reasonable efforts to deliver the Premises to Tenant

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with the Shell and Core Work substantially completed as soon thereafter as possible; provided, however, that if Landlord shall fail, for any reason other than Force Majeure to deliver the Premises to Tenant with the Shell and Core Work complete on or before the day that is one hundred eighty (180) days after the Estimated Delivery Date, Tenant shall have the right to terminate this Lease by delivery of thirty (30) days' written notice to Landlord delivered within ten (10) days of the expiration of such 180 day period.

(B)       Tenant shall have the right to enter into possession of all or any part of the Premises prior to the Commencement Date, for the purpose of conducting its business therein. All of the covenants and conditions of this Lease (including, without limitation, Landlord's provision of services as described in Article 9 hereof) shall be binding upon the parties hereto in respect of such pre-Term possession the same as if the first day of the Term had been fixed as of the date when Tenant entered into such possession, except that Tenant for the period prior to the Commencement Date, Tenant’s obligation to pay any Base Rent shall be prorated to be equal to the applicable Base Rent multiplied times a fraction, the numerator of which is the rentable square footage of the portion of the Premises in possession by Tenant and used by Tenant for the conduct of its business and the denominator of which is the rentable square footage of the Premises. Tenant shall have the ability to apply the abatement amounts set forth in Article 3(B) above against any Base Rent obligations arising hereunder. Tenant shall be responsible for the payment of all amounts pursuant to Article 9 from and after the date that Tenant so enters into possession.

7. REPAIRS.

(A)        Tenant Repair Obligations. Subject to Force Majeure events (as defined in Article 35(A)), and subject to Article 7(C) below, Tenant will, at its own expense and subject to the provisions of Article 8 of this Lease, keep the "Tenant Responsible Premises" (as defined below in this Article 7) in good repair and tenantable condition at all times during the Term of this Lease, and Tenant shall promptly and adequately repair all damages to the Tenant Responsible Premises (except for reasonable wear and tear and as otherwise provided in Article 25 of this Lease) within a reasonable period of time. If Tenant does not commence such repairs and proceed diligently thereafter to completion, after written notice from Landlord, within ten (10) business days (except in cases of an emergency) Landlord may, but need not, make such repairs or replacements and the actual out of pocket amount paid by Landlord for such repairs and replacements (including Landlord’s overhead and the cost of providing any general conditions at Landlord’s then published rates) shall be deemed additional rent reserved under this Lease due and payable within thirty (30) days after delivery of a bill therefor by Landlord. Landlord may, but shall not be required so to do, enter the Premises at all reasonable times to make such repairs or alterations, improvements and additions, including but not limited to ducts and all other facilities for air conditioning service, as Landlord shall reasonably deem necessary or appropriate for the safety, preservation or improvement of the Premises or the Building or any equipment located in the Building, or as Landlord may be required to do by this Lease or by the City of Chicago or by the order or decree of any court or by any other governmental authority, provided that Landlord gives Tenant reasonable prior notice (except in cases of an emergency, in which case Landlord shall provide such notice as is reasonable under the circumstances) of any such repairs, alterations, improvements and additions

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in the Premises, and (except in cases of an emergency) so long as the performance of such work during ordinary business hours does not unreasonably interfere with Tenant's ability to conduct its business in the Premises. Notwithstanding the foregoing, Tenant may, by written notice to Landlord, designate portions of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information. Landlord and Landlord’s agents may not enter such Secured Areas, except (i) in the event of an emergency or (ii) to perform any of Landlord’s duties or work required hereunder, in which case Landlord shall provide Tenant with reasonable notice of the specific date and time of entry. Landlord shall not be required to provide any janitorial services to the Secured Areas.

(B)        Landlord Repair Rights. In the event Landlord or its agents or contractors shall reasonably elect or be required (subject to the provisions of the preceding Paragraph A), to make repairs, alterations, improvements or additions to the Premises or the Building or any equipment located in the Building, subject to the following sentence, Landlord shall be allowed to take into and upon the Premises all material that may be reasonably required to make such repairs, alterations, improvements or additions and, during the continuance of any of said work, to temporarily close doors, entryways, public space and corridors in the Building and to interrupt or temporarily suspend Building services and facilities without being deemed or held guilty of eviction of Tenant or for damages to Tenant's property, business or person, and except as expressly provided otherwise in this Lease, the rent reserved herein shall in no way abate while said repairs, alterations, improvements or additions are being made, and except as expressly provided otherwise in this Lease, Tenant shall not be entitled to maintain any set-off or counterclaim for damages of any kind against Landlord by reason thereof. Landlord may, at its option, make all repairs, alterations, improvements and additions in and about the Building and the Premises during ordinary business hours, so long as (except in case of an emergency) the performance of such work during ordinary business hours does not unreasonably interfere with Tenant's access to the Premises or Tenant's ability to conduct its business in the Premises, and if such work during ordinary business hours is not of an emergency nature and does not unreasonably interfere with Tenant's access to the Premises or Tenant's ability to conduct its business in the Premises and Tenant nonetheless desires to have the same done during any other hours, Tenant shall pay for all overtime and additional expenses resulting therefrom.

(C)        Tenant Responsible Premises. As used herein, "Tenant Responsible Premises" shall mean all alterations, additions and improvements in and to the Premises at any time or from time to time existing, whether constructed by Landlord or Tenant or acquired by Tenant from any former tenant, including but not limited to all items of work constructed in the Premises in preparation for Tenant's initial occupancy thereof, but excluding all "Building Systems" (as defined below in this Article 7).

(D)        Landlord’s Repair Obligations. Subject to Force Majeure events, Landlord shall keep in good order and repair consistent with the current condition of the Building (and the cost thereof may be included in Operating Expenses, except as otherwise provided in Subparagraph B(ii) of Article 4 hereof) the following items ("Building Systems"): (i) the structural components and common areas of the Building serving the Premises; (ii) the mechanical, electrical, plumbing,

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ventilation, and air cooling systems serving the Premises, including components of said systems outside and up to the perimeter of the Premises, but, other than as set forth in clauses (iii) and (iv), excluding any related systems, fixtures and equipment located within the Premises which are not a part of the Shell and Core Work; (iii) ventilating and cooling system ducts in the Premises, but excluding variable air volume (VAV) boxes, reheats, in-duct fans and other equipment and devices in or attached to the ducts; and (iv) the Building sprinkler system serving the Premises, including piping up to the Premises, but excluding any other piping, heads and apparatus within the Premises.

Any liability of Tenant or Landlord for the performance of their respective obligations under this Article 7 shall be subject to the provisions of Articles 11 and 25 hereof.

8.          ALTERATIONS. Tenant shall not, without the prior written consent of Landlord in each instance obtained, make any repairs, replacements, alterations, improvements or additions to the Premises which affect the Building structure, Building Systems, common areas or other tenants' premises (collectively, “Major Improvements”). Landlord’s consent shall not be required for any repairs, replacements, alterations, improvements or additions to the Premises which are not Major Improvements (collectively, “Minor Improvements” and together with Major Improvements, collectively, referred to herein as “Improvements”) provided that Tenant shall give Landlord reasonable prior notice of all Minor Improvements during the Term. To the extent Landlord's consent is required for any Improvements, such consent shall not be unreasonably withheld, conditioned or delayed, but such consent may be conditioned upon such reasonable requirements regarding such Major Improvements as Landlord deems appropriate, including without limitation, the submission of reasonably detailed plans and specifications, and such Major Improvements shall be of a quality equal to or better than the reasonable standards of the Building. At the time that Landlord gives its consent to any such Major Improvements or Landlord receives notice of any Minor Improvements, Landlord may designate any items which are atypical for standard office uses or require unusual expense for removal (such as, but not limited to, satellite dish equipment, generator equipment, staircases, specialized flooring, underfloor installations, flooring or installations which have Tenant’s name or logo, specialized cabling, and/or vaults) as items which Landlord reserves the right to require Tenant to remove upon the expiration of the Term or upon any termination of this Lease or Tenant's right to possession hereunder (collectively, “Potential Removal Improvements”). Neither approval of any plans and specifications nor supervision of any improvement work by Landlord or its agents shall constitute a representation or warranty by Landlord or its agents that such plans or work either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance. All such Improvements shall be done at Tenant's by contractors hired by Tenant (which contractors shall be subject to Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and which contractors must be reputable and financially responsible, maintain proper insurance and preserve labor harmony), and, in either event, Tenant shall reimburse Landlord or its agent a charge for coordination, general conditions, and other actual costs actually and reasonably incurred plus any out of pocket costs reasonably incurred by Landlord in connection with such work, at the rates

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established by Landlord from time to time for the Building. Tenant may hire its own project manager and not be required to use Landlord’s designated project manager.

In the event that Tenant uses its own contractors for the Improvements Landlord may, without limitation, require Tenant to: (a) comply with such reasonable construction standards or procedures as may be applicable from time to time for construction activities in the Building; (b) give assurances reasonably satisfactory to Landlord that the construction of such Improvements will not jeopardize labor harmony; (c) submit reasonably satisfactory insurance certificates; (d) obtain all necessary permits; (e) with respect to Improvements costing in excess of $500,000, furnish reasonably satisfactory security for the payment of all costs to be incurred in connection with the Improvements; and (f) upon completing any such Improvements, furnish Landlord with contractors' affidavits and full and final waivers of lien and receipted bills covering all labor and material expended and used and furnish Landlord with final construction drawings (marked up as constructed) for any such Improvements.

There are some asbestos-containing materials ("ACM") in some areas of the Building. Landlord has adopted and implemented an abatement and operations and maintenance program ("O & M Program"), a copy of which is available for review by Tenant in Chicago, Illinois, which sets forth certain procedures to be followed in connection with any Improvements to be made in the Building, in order to prevent disturbance to any ACM that may be encountered. Tenant acknowledges, and hereby expressly agrees to cause its agents, employees and contractors to comply at all times with, the O & M Program (as amended from time to time). A summary of the O & M Program in effect as of the date hereof is attached hereto as “Exhibit C” and made a part hereof.

Landlord and Tenant acknowledge that the Americans With Disabilities Act of 1990 (42 U.S.C. § 12-101 et  seq.) and regulations and guidelines promulgated thereunder, as all of the same may be amended and supplemented from time to time (collectively "ADA"), establish requirements for business operations, accessibility and barrier removal, and that such requirements may or may not apply to the Premises and the Building depending on, among other things, whether: (1) Tenant's business is deemed a "public accommodation" or "commercial facility", (2) such requirements are "readily achievable", and (3) a given alteration affects a "primary function area" or triggers "path of travel" requirements. The parties hereby agree that (a) Landlord shall be responsible for ADA Title III compliance in the common areas of the Building and the Shell and Core Work, except as provided below, (b) Tenant shall be responsible for ADA Title III compliance in the Premises, including the threshold and doorway into the Premises and any leasehold improvements or other work to be performed in the Premises under or in connection with this Lease other than the Shell and Core Work, and (c) Landlord may perform, or require that Tenant perform, and Tenant shall be responsible for the cost of, ADA Title III "path of travel" requirements on the floor of the Building on which the Premises is located triggered by Improvements in the Premises other than the Shell and Core Work and the Tenant's Work to be performed in connection with Tenant's initial occupancy of the Premises. Tenant shall be solely responsible for requirements under Title I of the ADA relating to Tenant's employees.

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All Improvements shall comply with all applicable insurance requirements (of which Tenant has notice) and with all applicable governmental laws, requirements, codes, ordinances and regulations. All Improvements shall be constructed in a good and workmanlike manner and only good grades of material shall be used. Except for the negligence and willful misconduct of Landlord, its members and their respective officers, directors, managers, beneficiaries, partners, members, agents and employees or their respective agents, Tenant shall protect, defend, indemnify and hold Landlord, the Building and the Property, Landlord's members, and their respective officers, directors, managers, beneficiaries, partners, members, agents and employees harmless from any and all liabilities of every kind and description which may arise out of or in connection with the construction of the Improvements by or on behalf of Tenant.

All Improvements made by Landlord or Tenant in or upon the Premises whether temporary or permanent in character, including but not limited to wall coverings, carpeting and other floor covering, lighting installations, built-in or attached shelving, cabinetry, and mirrors, shall become Landlord's property and shall remain upon the Premises at the termination of this Lease by lapse of time or otherwise without compensation to Tenant [excepting only Tenant's movable office furniture, trade fixtures (other than permanently attached or installed lighting equipment or can lighting), and office equipment and other personal property]; provided, however, that Landlord shall have the right to require Tenant to remove at Tenant's sole cost and expense in accordance with the provisions of Article 16 of this Lease any or all of the Potential Removal Improvements which are so identified by Landlord in accordance with the first paragraph of this Article 8; any and all hazardous materials installed or placed in the Premises by Tenant; and any equipment installed by Tenant on the roof of the Building or elsewhere outside the Premises, and all cabling and wiring and other facilities located outside the Premises (including cabling to the roof and/or cabling located in the risers and/or shafts) and serving or intended to serve the Premises.

All cabling, wiring and equipment installed at any time by or on behalf of Tenant outside of the Premises on the Property, whether as part of the initial Tenant's Work or otherwise (which installation shall in all cases be subject to Landlord's consent in its sole but good faith discretion), shall be operated and maintained at Tenant's sole cost and expense in a manner which does not disturb improvements on the Property or the operation thereof or interfere with the operations of, or services provided to, tenants in the Building. Any such installation, operation, and maintenance shall be in accordance with any reasonable rules and regulations established by the Landlord from time to time, shall be at Tenant's sole risk, and shall be subject to the Tenant insurance requirements of Article 25 hereof and the provisions of Article 11 hereof. All such cabling, wiring and equipment shall be appropriately identified by color code, identification plate and/or other means reasonably specified by Landlord at the time of installation if initially installed by Tenant, and Tenant shall provide Landlord with plans and drawings locating and identifying such items in such detail as may be reasonably requested by Landlord.

9. SERVICES. Landlord shall provide the following services on all days during the Term of this Lease excepting Sundays and Holidays, unless otherwise stated below, and the cost thereof is included in Base Rent unless otherwise expressly provided below:

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(A)       Adequate passenger elevator service will be furnished daily during Business Hours (defined below) and one (1) passenger elevator at all other times (including Sunday Holidays (defined below), subject to Force Majeure. “Holidays” means New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day and at Landlord’s reasonable discretion, other state and nationally recognized holidays selected by Landlord which are consistent with the practices of the majority of the owners of the Comparable Buildings.

(B)       Conditioned air for ventilating and cooling to the Premises as required for the comfortable use and occupancy of the Premises for the Permitted Use from 8:00 A.M. to 6:00 P.M. Monday through Friday, and 9:00 A.M. and 1:00 P.M. Saturday, not including Holidays, in accordance with the standards for the Premises set forth in the description of the Shell and Core Work in Exhibit "E" attached hereto and made a part hereof. Whenever heat-generating machines, equipment or lighting fixtures installed by Tenant (of a type not customarily associated with the Permitted Use) or excessive electrical usage (i.e., usage above the electrical usage specified on Exhibit E) by Tenant affects the temperature otherwise maintained by Landlord in the Premises, Landlord shall continue to provide the standard ventilation and air conditioning in the portion of the Premises so affected in accordance with said standards but shall not be responsible for any excess temperatures, and in such event Landlord further reserves the right at its option to (1) require Tenant to discontinue use of such heat-generating machines, equipment, lighting fixtures or excessive electrical load, or (2) install supplementary air conditioning units in the Premises, the actual cost of the acquisition, installation, operation and maintenance of which shall be paid by Tenant to Landlord. Tenant agrees that at all times it will cooperate with Landlord and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning of the ventilating and air conditioning systems.

Landlord agrees that it shall make available to Tenant after-hours ventilating and cooling service (“After Hours HVAC”) at the expense of Tenant at times other than those identified above in this Paragraph (B), provided that if Tenant desires any such service on Mondays through Fridays (holidays described above excepted), it shall request such service from Landlord on or before 4:00 p.m. on the day for which such service is requested, and in the event Tenant desires such service on Saturdays or Sundays or Holidays, it shall request such service from Landlord no later than 4:00 p.m. on Friday (for service on Saturday or Sunday) and by 4:00 p.m. on the day preceding any Holiday (for service on such Holiday). Tenant shall pay for all such after-hours ventilating and cooling services at Landlord's published rates in effect from time to time in the Building. Such rates shall not increase annually beyond actual increases attributable to labor and utility cost increases. Tenant may request such after-hours ventilating and cooling service by zone (determined by the respective areas served by separate fan rooms); and if another tenant has also specifically requested such after-hours service in the same zone during the same time period as requested by Tenant, Landlord shall reasonably and equitably allocate the charge for such service between Tenant and such other tenants so requesting such service.

(C)       Electricity for the Premises shall not be furnished by Landlord but shall be furnished and billed directly to Tenant by the electric utility company serving the Building. Landlord shall cause the Premises to be separately metered, if necessary. Tenant shall make all necessary

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arrangements with the utility company for paying for electric current furnished by it to Tenant and Tenant shall pay for all charges for electric current consumed on the Premises during the Term of this Lease. Tenant agrees that the Premises shall be engineered so that during and after normal Business Hours the minimum temperature required therein shall be maintained by Tenant at all times so long as electrical service to the Premises is not terminated or interrupted through no fault or neglect of Tenant. Tenant shall not install or operate any electrical equipment or fixtures that overload lines servicing the Premises or which exceed the loads indicated in Exhibit "E".

The parties acknowledge that Commonwealth Edison Co. ("Utility") is presently the utility company selected by Landlord to provide electricity service to the Premises, the Building and the Building's common areas and appurtenances. Notwithstanding the foregoing, Landlord, unless prohibited by law, shall have the exclusive right at any time and from time to time during the Term to either contract for service from a different company or companies providing electricity service [each such different company is hereinafter referred to as an "Electric Service Provider" ("ESP")] or continue to contract for service from the Utility for the Premises, the Building and the Building's common areas and appurtenances. Tenant shall at all times reasonably cooperate (at no expense to Tenant) with Landlord, the Utility and ESP and, as reasonably necessary or requested, shall allow Landlord, the Utility and ESP reasonable access to the Premises' and/or the Building's electric lines, feeders, risers, wiring, cabling and any other machinery or apparatus within the Premises. To the extent, if any, [that Landlord is prohibited from selecting the utility company of its choice and] Tenant is specifically and expressly allowed by law (otherwise, Tenant shall not be allowed to make such selection) to select and Tenant does select an ESP (an “Other ESP”) other than the Utility or other ESP selected by Landlord, Tenant shall: (a) reimburse Landlord for the cost(s) of repairing any and all damage to the Premises, the Building and the Building's common areas and appurtenances caused directly or indirectly by Tenant's selected such Other ESP or its personnel or equipment, and Landlord hereby reserves the right to charge Tenant as additional rent for such cost(s) if such reimbursement for same is not promptly made; and (b) indemnify and hold Landlord harmless from and against any and all claims, demands, costs, expenses (including attorney's fees), liens and causes of action in any way whatsoever arising out of, or in any manner whatsoever relating to, actions or inactions by Tenant's selected Other ESP.

(D)       Janitorial services, as specified on Exhibit "D" attached hereto and made a part hereof, shall be provided by Landlord, except that all increases in the costs of providing such janitorial services to Tenant in any calendar year in excess of the actual annualized cost per rentable square foot of providing such services to Tenant in calendar year 2009 on an estimated basis in monthly installments subject to final year-end adjustment in the same manner as provided for the Article 4 Additional Rent in Article 4. Tenant may from time to time procure directly from Landlord's cleaning contractor at Tenant's expense such additional cleaning services as are desired by Tenant.

(E)        Building directory identification of a reasonable number of listings for Tenant (not less than ten (10) listings). Additionally, Tenant may at its sole cost, subject to Landlord’s prior review and approval (not to be unreasonably withheld, conditioned or delayed),

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install (i) Building standard signage on the 5th floor of the Building and (ii) signage in keeping with its corporate standards on the side of the escalator facing into the elevator lobby on the 5th floor of the Building.

(F)        Cold water (and hot water in public restrooms) connection for normal washroom and employee lunchroom and cleaning purposes, twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year, subject to Force Majeure.

(G)       Additional services (in addition to those described above) may be provided on terms and conditions as may be mutually agreed upon by Landlord and Tenant. Subject to Force Majeure, Tenant and its employees and invitees shall have access (including passenger elevator) to the Premises twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year. At times other than normal business hours (i.e. 8 A.M. to 6 P.M. Monday through Friday) access shall be available through limited entrances and subject to reasonable regulations and procedures in place in the Building from time to time, including the furnishing of proper employee identification or authorization and the registering of a person's name, room number and time of entry and departure in a register furnished by Landlord and placed in the lobby of the Building.

Tenant shall apply to the applicable utility company or municipality for gas, telephone and all other utility services, other than those provided by Landlord, required by Tenant for use in the Premises in accordance with Article 2 hereof and, subject to Article 8 hereof, Tenant shall be responsible for the connection and installation of same.

All charges for any services that are provided to Tenant at a separate charge (i.e., not as part of Operating Expenses) (“Additional Services”) shall be deemed rent reserved under this Lease and shall be due and payable at the same time as the installment of rent with which they are billed, or, if billed separately, shall be due and payable within thirty (30) days after such billing. In the event Tenant shall fail to make payment for such Additional Services Landlord may, in addition to all other remedies which Landlord may have for the non-payment of rent and without further notice to Tenant, prospectively discontinue providing any such Additional Services and such discontinuance shall not be held or pleaded as an eviction or as a disturbance in any manner whatsoever of Tenant's possession, or relieve Tenant from the payment of rent when due, or vary or change any other provision of this Lease or render Landlord liable for damages of any kind whatsoever.

Tenant agrees that, to the extent permitted by law, neither Landlord nor its members nor any of their respective officers, trustees, directors, managers, shareholders, members, partners, beneficiaries, employees or agents, shall be liable to Tenant, or any of Tenant's employees, agents, customers or invitees or anyone claiming through, by or under Tenant, for any damages, injuries, losses, expenses, claims or causes of action, because of any interruption, diminution, delay or discontinuance at any time in the furnishing of any of the above services (including access to the Premises as described above in this Article 9) and/or the interruption of any services being provided to the Premises by other vendors, when such interruption, diminution, delay or discontinuance is occasioned, in whole or in part, by repairs, renewals, improvements or additions, by any strike, lockout or other labor trouble, by inability to secure gas, electricity, water or other fuel at the

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Building, by any accident or casualty whatsoever, by act or default of Tenant or other parties, any other cause beyond Landlord's reasonable control; nor shall any such interruption, diminution, delay or discontinuance be deemed an eviction or disturbance of Tenant's use or possession of the Premises or any part thereof; nor shall any such interruption, diminution, delay or discontinuance relieve Tenant from full performance of Tenant's obligations under this Lease, except as otherwise expressly provided herein. Notwithstanding the foregoing, in the event that (i) any interruption or discontinuance of services (including access to the Premises as described above) required to be provided pursuant to this Article 9 which was within the reasonable control of Landlord to prevent continues beyond three (3) consecutive business days after written notice to Landlord and materially and adversely affects Tenant's ability to conduct business in the Premises, (ii) the performance by Landlord of repairs in the Building that are not the responsibility of Tenant materially and adversely affects Tenant's ability to conduct business in the Premises and continues beyond three (3) consecutive business days after written notice to Landlord, (iii) any entry by Landlord or any of its agents or employees into the Premises, or any repair, maintenance or alteration which is required hereunder to be performed by Landlord and which Landlord fails to perform materially and adversely affects Tenant's ability to conduct business in the Premises and continues beyond three (3) consecutive business days after written notice to Landlord (any such set of circumstances as set forth in items (i), (ii), or (iii), above, to be known as an “Abatement Event”), and on account of such Abatement Event, Tenant ceases doing business in the Premises (or a material portion thereof), Base Rent shall abate thereafter (as to the Premises or as to such material portion thereof, as the case may be) and for so long as Tenant remains unable to conduct its business in the Premises. Landlord agrees to use reasonable efforts to restore such interrupted or discontinued service or to complete such repairs, as the case may be, as soon as reasonably practicable.

10. COVENANT AGAINST LIENS. Tenant agrees to pay when due for any work done or materials furnished by or on behalf of Tenant in or about the Premises or to all or any part of the Property and nothing in this Lease contained shall authorize or empower Tenant to do any act which shall in any way encumber the title of Landlord in and to the Premises or to the Property, nor shall the interest or estate of Landlord therein be in any way subject to any claims by way of lien or encumbrance whether claimed by operation of law or by virtue of any express or implied contract of Tenant, and any claim to a lien upon the Premises or the Property arising from any act or omission of Tenant shall accrue only against Tenant and shall in all respects be subordinate to the title and rights of Landlord to the Premises and the Property. Tenant covenants and agrees not to suffer or permit any lien or encumbrance to be placed against the Premises, the Building or the Property with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises and, in case of any such lien or encumbrance attaching, or claim thereof being asserted, Tenant agrees to cause it to be promptly released and removed of record, or to provide security as hereinafter provided. If Tenant has not removed any such lien or encumbrance or provided Landlord with a title indemnity bond or such other security as is reasonably satisfactory to Landlord within twenty five (25) days after notice to Tenant by Landlord of the existence of such lien or encumbrance, such failure shall constitute a default hereunder and, in addition to all other remedies available herein, Landlord may, but shall not be obligated to, pay the amount necessary to remove the lien or encumbrance, without being

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responsible for making any investigation as to the validity thereof, and the actual amount so paid together with all costs and expenses, including reasonable attorneys' fees, incurred in connection therewith shall be deemed additional rent reserved under this Lease due and payable within ten (10) days after demand therefor together with reasonable supporting documentation.

11. WAIVER OF CLAIMS. Subject to the provisions of Article 25 and the second paragraph of this Article 11, Tenant agrees that Landlord, Landlord's members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents, and employees shall not be liable to Tenant for (subject, however, to the provisions of Article 9 as to the abatement of rent) any direct or consequential damage (including, without limitation, damages claimed for actual or constructive eviction) sustained by Tenant, due to the Building, the Property, or any part thereof or any appurtenances thereof becoming out of repair, or due to the happening of any accident in or about the Building or the Property, or due to any act or neglect of any tenant or occupant of the Building or the Property, or any other person, except to the extent that any such damage is caused by the negligence or intentional acts of Landlord, its members or their respective agents, contractors, servants or employees. The foregoing provision, subject in all events to the provisions of Article 25 as stated above, shall apply particularly (but not exclusively) to damage caused by fire, explosion, water, snow, frost, steam, sewerage, illuminating gas, sewer gas or odors, or by the bursting or leaking of pipes, plumbing fixtures, or sprinkler system; without distinction as to the person whose act or neglect was responsible for the damage and whether the damage was due to any of the causes specifically enumerated above or to some other cause of an entirely different kind. Tenant further agrees that all personal property upon the Premises or brought or caused to be brought within the Building by Tenant shall be at the risk of Tenant only and that Landlord shall not be liable for any damage thereto or any theft thereof, except to the extent caused by the negligence or intentional acts of Landlord, its members or their respective agents, contractors, servants or employees, subject in all events, however, to the provisions of Article 25. Subject to the provisions of Article 25 hereof, and except for the negligence or intentional acts of Landlord, its members or their respective agents, contractors, servants or employees, Tenant shall protect, indemnify, defend and save Landlord, its members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents and employees harmless from and against any and all liabilities, damages, costs, claims, obligations and expenses (collectively, “Claims”) (a) arising out of or in connection with Tenant's use or occupancy of the Premises or Tenant's activities in or about the Building or the Property (in each instance, to the extent covered by Tenant’s insurance policies carried pursuant to the provisions of Article 25, below), or (b) arising out of (and to the extent caused by) any intentional act or negligence of Tenant or its agents, contractors, servants, or employees.

Subject to the provisions of Article 25 hereof, Landlord agrees that Tenant and its officers, directors, agents and employees shall not be liable to Landlord for any direct or indirect damage to the Building Systems or to person or property sustained by Landlord or any other person, caused by any portion of the Tenant Responsible Premises or any of Tenant's fixtures or equipment becoming out of repair or due to the happening of any accident in or about the Premises, except to the extent that any such damage is caused by the negligence or intentional acts of Tenant or Tenant's agents, contractors, servants or employees. Subject to the provisions of Article 25 hereof, and except for

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the negligence or intentional acts of Tenant or its agents, contractors, servants, or employees, Landlord shall protect, indemnify, defend and save Tenant, and its officers, directors, shareholders, agents and employees harmless from and against any and all Claims arising out of or in connection with (and to the extent caused by) any intentional act or negligence of Landlord or its agents, contractors, servants, or employees

12. ASSIGNMENT AND SUBLETTING.

(A). Except as provided otherwise herein, Tenant shall not, without the prior written consent of Landlord, (i) assign, convey, mortgage, pledge or otherwise transfer this Lease, or any part thereof, or any interest hereunder; (ii) permit any assignment of this Lease, or any part thereof, by operation of law; (iii) sublet the Premises or any part thereof, or (iv) permit the use of the Premises, or any part thereof, by any parties other than Tenant, its agents and employees. without the prior written consent of Landlord, which shall not be unreasonably withheld conditioned or delayed (any event described in clause (i), (ii), (iii) or (iv), above, a “Transfer”) (with the parties agreeing that it shall be reasonable for Landlord to withhold its consent to any proposed Transfer to a tenant of the Building or the adjacent Merchandise Mart building (the “Mart Building”) or a prospective tenant of the Building or the Mart Building to whom Landlord has presented a written proposal within the six (6) month period prior to Tenant’s request for Landlord’s consent at any time that Landlord or the owner of the Mart Building can accommodate such existing or prospective tenant’s needs in the Building and/or the Mart Building). The foregoing clause (iv) shall not prohibit the use (in conformity with all of the applicable provisions of this Lease) of up to 25% of the space in the Premises by Tenant’s Occupants, as hereinafter defined, provided (1) such space is not separately demised or otherwise separated from the Premises, (2) such space is used solely by such Tenant’s Occupants in connection with a project or business venture being conducted by Tenant, and (3) Tenant is receiving no rent, payment or other consideration in connection with such use or occupancy except for possible reimbursement of occupancy costs (such as copying fees, secretarial fees, phone and/or utility usage) but in no event shall this include any reimbursement of rent or be in lieu of rent. Tenant shall, by notice in writing, advise Landlord of its desire from, on and after a stated date (which shall not be less than fifteen (15) days after the date of Tenant's notice), to assign this Lease, or any part thereof, or to sublet any part or all of the Premises for the balance or any part of the Term. Tenant's notice (a “Transfer Notice”) shall: state the name and address of the proposed assignee or subtenant; provide financial information in reasonable detail concerning the proposed assignee or subtenant (subject to Tenant's obligation to provide such additional information concerning the financial condition of the proposed assignee or subtenant as may be reasonably requested by Landlord); and include a description of all of the material terms of the proposed assignment or sublease (whether contained in such assignment or sublease or in separate agreements). In the event Tenant delivers such Transfer Notice, except as to a transaction involving a Tenant Occupant (as defined below) or an Affiliate or Successor (as such terms are defined below) of Tenant, or a sublease offering less then 50% of the Premises and for a term of less than all of the then remaining Term (excluding any unexercised extension terms), Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) business days after receipt of the Transfer Notice, to recapture the space described in the Transfer Notice and such recapture notice shall, if given, cancel and terminate this Lease with respect to the space therein

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described as of the date stated in the Transfer Notice; provided, however, that if Landlord elects to recapture the space, the Tenant shall have five (5) business days from the date of Landlord's election to recapture to rescind in writing its Transfer Notice in which case the recaptured space shall remain a part of the Premises under the Lease. If the Transfer Notice shall cover all of the Premises, and Landlord shall have exercised its foregoing recapture right, the Term of this Lease shall expire and end on the date stated in Tenant's notice as fully and completely as if that date had been herein definitely fixed for the expiration of the Term. If, however, this Lease be cancelled with respect to less than the entire Premises, Base Rent and Article 4 Additional Rent shall be adjusted on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, as described in this Lease, and this Lease as so amended shall continue thereafter in full force and effect. “Tenant’s Occupants” means Tenant’s Affiliates (defined below) and other entities or persons with whom Tenant has a good faith business relationship.

(B)       If Landlord, upon receiving a Transfer Notice with respect to any such space, shall not exercise its right to (or shall have no right to) recapture as aforesaid, and if there is no Event of Default, Landlord will not unreasonably withhold, condition or delay its consent to Tenant's assignment of the Lease or subletting such space to the party identified in Tenant's Transfer Notice and upon the terms set forth in Tenant's Transfer Notice, provided, however, that in the event Landlord consents to any such assignment or subletting, and as a condition thereto, except with respect to any assignment or subletting to an Affiliate or Successor of Tenant, Tenant shall pay to Landlord fifty percent (50%) of all profit (as defined below) derived by Tenant from such assignment or subletting. If Landlord does not elect to recapture the space as aforesaid, Landlord shall notify Tenant within twenty five (25) days of its receipt of a Transfer Notice whether it will or will not approve the proposed Transfer (and if Landlord does not approve any proposed Transfer, Landlord shall reasonably describe its basis for not approving the same). For purposes of the foregoing, “profit” shall mean the amount paid or payable to Tenant to effect or to induce Tenant or any third party to enter into any such transaction, and the amount of all rent and other consideration of whatever nature payable by such assignee or sublessee or a third party in excess of the Base Rent and rent adjustments payable by Tenant under this Lease, after deducting therefrom Tenant's actual expenses incurred in connection with such sublease or assignment (collectively, “Transfer Costs”), including, without limitation, advertising expenses, brokerage commissions, rent concessions, tenant improvement allowances, other financial concessions, and legal fees. If a part of the consideration for such assignment or subletting shall be payable other than in cash, the payment to Landlord of its share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

(C) With respect to any assignment or subletting for which Tenant must pay to Landlord fifty percent (50%) of all profit derived from such assignment or subletting, Tenant shall and hereby agrees that it will furnish to Landlord upon request from Landlord a complete statement, setting forth in reasonable detail the computation of all profit derived and to be derived from such assignment or subletting, such computation to be made in accordance with GAAP. Tenant agrees that Landlord or its authorized representatives shall be given access at all reasonable times to the books, records and papers of Tenant reasonably relating to the computation of profit with respect to

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any such assignment or subletting, and Landlord shall have the right to make copies thereof. The percentage of profit due Landlord hereunder shall be paid to Landlord after recovery by Tenant of its Transfer Costs, within thirty (30) days of receipt of each payment of profit made from time to time by such assignee or sublessee to Tenant.

(D) Landlord's consent to any assignment or sublease shall not operate as a consent to any subsequent assignment or sublease or as a waiver of Landlord's right to require Tenant to seek Landlord's approval of all subsequent assignments and subleases. Any subletting or assignment hereunder shall not release or discharge Tenant of or from any liability, whether past, present or future, under this Lease, and Tenant shall continue fully liable hereunder. Any subtenant or assignee shall agree in a form satisfactory to Landlord to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, including without limitation Article 2 hereof, to the extent of the space sublet or assigned, and Tenant shall deliver to Landlord promptly within ten (10) business days after execution, a fully executed copy of each such sublease or assignment and all other agreements related thereto and an agreement of compliance by each such subtenant or assignee. Tenant agrees to pay to Landlord, on demand, all reasonable costs incurred by Landlord (including fees paid to consultants, brokers, accountants and attorneys), not to exceed $2,500.00, in connection with any request by Tenant for Landlord to consent to any assignment or subletting by Tenant. Any sale, assignment, mortgage, transfer, or subletting of this Lease which is not in compliance with the provisions of this Article shall be of no effect and void. Notwithstanding any requirement for Landlord to consider, solicit or obtain a sublease or assignment, whether statutory or otherwise, Landlord and Tenant expressly agree that Landlord's obligation with respect to such sublease or assignment shall arise only when Tenant submits such sublease or assignment to Landlord in the manner set out in this Article 12. Notwithstanding anything else herein to the contrary, in no event shall Tenant assign and/or sublet all of any portion of the Premises in contravention of the terms of this Lease, including the use clause set forth in Article 2 hereof.

(E) For purposes of the foregoing, (i) if Tenant is a partnership, any change in the partners of Tenant resulting in a change in the control of such partnership, or (ii) if Tenant is a corporation the voting stock of which is not listed on a nationally recognized security exchange or the National Association for Securities Dealers Automated Quotations (NASDAQ) or its equivalent, any transfer of any or all of the shares of stock of Tenant by sale, assignment, operation of law or otherwise resulting in a change in the present control of such corporation, (iii) if Tenant is a limited liability company any change in the managing member causing a change in the present control of such limited liability company, or (iv) the transfer of all or substantially all of the assets of Tenant; shall be deemed to be an assignment within the meaning of this Article 12. Notwithstanding the foregoing, this shall not apply to the registered offering of the stock of Tenant, provided that (1) there is no material change in Tenant's management on account thereof, and (2) Tenant gives Landlord prior notice (except to the extent not permitted under applicable laws, rules, or regulations) of such registered public offering.

(F) Notwithstanding anything set forth above to the contrary, Tenant shall have the right without the prior consent of Landlord, to assign this Lease or sublet the Premises or any part thereof

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to any Successor or Affiliate, as hereinafter defined, of Tenant, or to effect a transfer of ownership, control or assets of Tenant to a Successor or Affiliate of Tenant, on the following conditions: (i) Tenant shall notify Landlord in writing of such assignment, subletting or transfer not less than ten (10) days prior to the effective date thereof (except to the extent prior notice is not permitted under applicable laws), and furnish to Landlord such information (including the most recent financial statement or in lieu thereof a certificate of such entity stating its minimum net worth) regarding the identity, business, reputation and financial condition of such Affiliate or Successor as Landlord may reasonably request in connection with its exercise of rights under this Section 12(F); (ii) Tenant shall deliver to Landlord evidence reasonably satisfactory to Landlord that such Affiliate or Successor satisfies the requirements of this grammatical paragraph of Article 12; (iii) in the case of any assignment (other than a deemed assignment by transfer of ownership, control or assets of Tenant) or any subletting, Tenant shall deliver to Landlord copies of all operative documents effecting such assignment or subletting, which documents shall be reasonably acceptable to Landlord; and in the case of a deemed assignment by transfer of ownership, control or assets of Tenant, Tenant shall deliver to Landlord an executed copy of an agreement by which such transferee Affiliate or Successor has assumed (explicitly or implicitly) all of the rights and obligations of Tenant under this Lease; (iv) any such subletting, assignment or transfer shall not release or discharge the initial Tenant of or from any liability, whether past, present or future, under this Lease and the initial Tenant shall continue fully liable hereunder; and (v) in the event of an assignment of this Lease to a Successor or Affiliate, the creditworthiness of such Successor or Affiliate shall be reasonably acceptable to Landlord. "Successor" is defined as any person, corporation or entity that acquires in a single transaction or in a series of related transactions (by merger, consolidation, transfer of assets or otherwise), all or substantially all of the property and assets of Tenant or all of the outstanding equity interest in Tenant or that otherwise results from a merger or consolidation with Tenant; and "Affiliate" is defined as any corporation that through one or more intermediaries, controls or is controlled by, or is under common control with, Tenant ("control" meaning the possession of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by contract or otherwise). If, after giving effect to any such assignment, subletting or transfer to a Successor or Affiliate and any merger, consolidation, reorganization or transfer of assets in connection therewith, the aggregate net worth of the assigning Tenant (remaining liable on the Lease), any prior tenants (remaining liable under the Lease) and the assignee, sublessee or transferee would be substantially the same as or greater than the net worth of the Tenant (and any prior tenant previously liable on the Lease) immediately prior to such assignment, sublease or transfer (and any merger, consolidation, reorganization or transfer of assets in connection therewith), then Landlord shall determine the creditworthiness of the Successor or Affiliate to be acceptable. It shall be a condition of Tenant's right to exercise any rights under this Article 12 herein that there shall not actually exist an Event of Default at the time Tenant delivers its written notice to Landlord of the proposed sublet or assignment (provided the foregoing shall not limit or affect Landlord's rights to enforce any defaults of Tenant pursuant to Article 15 hereof).

(G) Notwithstanding any other provisions of this Lease to the contrary, neither Tenant nor any direct or indirect assignee or subtenant of Tenant, including without limitation any Successor or Affiliate, may enter into any lease, sublease, license, concession or other agreement

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for use, occupancy or utilization of space in the Premises which would require the payment of rent based on the net profits of any person or of any consideration that would not fall within the definition of “rents from real property”, as that term is defined in Section 856(d) of the Internal Revenue Code of 1986, as amended.

13. EXPENSES OF ENFORCEMENT. Tenant shall pay all reasonable attorneys' fees and expenses of Landlord incurred in successfully enforcing any of the obligations of Tenant under this Lease. Landlord shall pay all reasonable attorneys' fees and expenses of Tenant incurred in successfully enforcing any of the obligations of Landlord under this Lease.

14. [Intentionally Omitted].

15. LANDLORD'S REMEDIES. If (i) default shall be made in the payment of the rent or any installment thereof or in the payment of any other sum required to be paid by Tenant under this Lease, and such default shall continue for ten (10) days after written notice to Tenant or (ii) default shall be made in the performance of any of the other covenants or conditions which Tenant is required to observe and perform hereunder or under any other lease or agreement between Landlord and Tenant and such default shall continue for thirty (30) days after written notice to Tenant (or if any such default cannot be cured within such 30-day period, so long as Tenant has promptly commenced to cure such default during such initial 30-day period and thereafter diligently pursues such cure to completion within a reasonable period of time and in all events within an additional ninety (90) days after the expiration of said 30-day period, or (iii) the interest of Tenant in this Lease shall be levied on under execution or other legal process (and such levy is not dismissed or stayed within sixty (60) days), or any petition shall be filed by or against Tenant to declare Tenant a bankrupt (and is not dismissed or stayed within ninety (90) days) or to delay, reduce or modify Tenant's debts or obligations or any petition shall be filed or other action taken to reorganize or modify Tenant's capital structure, if Tenant be a corporation or other entity, or Tenant be declared insolvent according to law or if any assignment of Tenant's property shall be made for the benefit of creditors or a receiver or trustee is appointed for Tenant or its property or (iv) Tenant shall abandon the Premises (without payment of rent) during the Term of this Lease, then Landlord may treat the occurrence of any one or more of the foregoing events (an “Event of Default”) as a breach of this Lease, and thereupon at its option may, without (except as required by law) further notice or further demand of any kind to Tenant or any other person, have any one or more of the following described remedies in addition to all other rights and remedies provided at law or in equity:

(A)       Landlord may, in accordance with applicable law, terminate this Lease and the Term created hereby, in which event Landlord may forthwith repossess the Premises by forcible entry and detainer suit or otherwise and be entitled to recover forthwith as damages a sum of money equal to the present value of the rent provided to be paid by Tenant for the balance of the stated Term of the Lease, less the present value of the fair rental value of the Premises for such period, and any other sum of money and damages then owed by Tenant to Landlord.

(B)       Landlord may, in accordance with applicable law, terminate Tenant's right of possession and may repossess the Premises by forcible entry and detainer suit, or otherwise, without

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(except as required by law) further demand or notice of any kind to Tenant and without terminating this Lease, in which event Landlord shall reasonably attempt to mitigate its damages. Landlord in such instances expressly reserves the right to relet all or any part of the Premises for such rent and upon such terms as shall be satisfactory to Landlord (including the right to relet the Premises for a term greater or lesser than that remaining under the Term of this Lease and the right to relet the Premises as a part of a larger area and the right to change the character or use made of the Premises). For the purpose of such reletting, Landlord may make such repairs, changes, alterations or additions in or to the Premises as may be necessary or convenient. If Landlord shall fail (despite its commercially reasonable efforts) to relet the Premises, then Tenant shall pay to Landlord as damages, a sum equal to the amount of the rent reserved in this Lease for such period or periods. If the Premises are relet and a sufficient sum shall not be realized from such reletting after paying all of the costs and expenses of such repairs, changes, alterations and additions and the expense of such reletting and the collection of the rent accruing therefrom, to satisfy the rent above provided to be paid, Tenant shall satisfy and pay any such deficiency upon demand therefor from time to time; and Tenant agrees that Landlord may file suit to recover any sums falling due under the terms of this paragraph from time to time and that any suit or recovery of any portion due Landlord hereunder shall be no defense to any subsequent action brought for any amount not theretofore reduced to judgment in favor of Landlord.

(C)       In addition the event of a default by Tenant, Landlord shall be entitled to receive as damages from Tenant (in addition to, but only to the extent not included in, any other damages provided herein) an amount equal to (i) the then unamortized amount of the Landlord's Contribution (defined below) and Additional Allowance disbursed to Tenant pursuant to Article 34 hereof, assuming amortization of such amount over a period of 156 calendar months, commencing on the Commencement Date (or, if the Commencement Date is not the first day of a calendar month, on the first day of the first calendar month following the Commencement Date, at a level monthly payment with an interest factor equal to ten percent (10%) per annum, plus (ii) an amount equal to the unamortized amount of the abatement amount as provided in Article 3(B) hereof (with amortization of such amount in the same manner as described in clause (i), above); provided, however, in no event shall the provisions of this Article 15(C) permit Landlord to receive a double recovery of any rent actually paid by Tenant.

(D)       Notwithstanding anything to the contrary herein, in the event of a default by Tenant hereunder, Landlord shall make reasonable efforts to attempt to mitigate damages as required by law, provided: (i) Landlord shall have the right to lease unoccupied space in the Building prior to re-leasing the Premises during the Term hereof; and (ii) any costs incurred by Landlord from such mitigation shall be repaid by Tenant.

16. SURRENDER OF POSSESSION. On or before the date this Lease and the Term hereby created terminate, or on or before the date Tenant's right of possession terminates, whether by lapse of time or at the option of Landlord pursuant to the terms of this Lease, Tenant will: (a) remove those Improvements installed by Tenant which Tenant is required to remove pursuant to Article 8 hereof and restore the Tenant Responsible Premises to good condition and repair (except for reasonable wear and tear, loss by fire or other casualty and as otherwise provided in Article 25

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of this Lease) and repair any damage to the Tenant Responsible Premises or the Building caused by Tenant's removal of such Improvements; (b) remove from the Premises and the Building all of Tenant's trade fixtures and personal property, including without limitation, all cabling, wiring and equipment located outside the Premises as required to be removed pursuant to Article 8; and (c) surrender possession of the Premises to Landlord. If Tenant shall fail or refuse to restore the Premises to the above-described condition on or before the above-specified date, Landlord may upon notice to Tenant enter into and upon the Premises and put the Premises in such condition, and recover from Tenant Landlord's actual cost of so doing. If Tenant shall fail or refuse to comply with Tenant's duty to remove all trade fixtures and personal property from the Premises and the Building on or before the above-specified date, and such failure shall continue for ten (10) business days after notice thereof, the parties hereto agree and stipulate that Landlord may, as its election: (1) treat such failure or refusal as an offer by Tenant to transfer title to such trade fixtures and personal property to Landlord, in which event title hereto shall thereupon pass under this Lease as a bill of sale to and vest in Landlord absolutely without any cost either by set-off, credit allowance or otherwise, and Landlord may remove, sell, retain, donate, destroy, store, discard, or otherwise dispose of all or any part of said personal property in any manner that Landlord shall choose; or (2) treat such failure or refusal as conclusive evidence, on which Landlord and any third party shall be entitled absolutely to rely and act, that Tenant has forever abandoned such trade fixtures and personal property, and without accepting title thereto, Landlord may at Tenant's expense enter into and upon the Premises and remove, sell, retain, donate, destroy, store, discard or otherwise dispose of all or any part thereof in any manner that Landlord shall choose without incurring liability to Tenant or to any other person. In no event shall Landlord ever become or accept or be charged with the duties of a bailee (either voluntary or involuntary) of any personal property or trade fixtures; and the failure of Tenant to remove all personal property and trade fixtures from the Premises and the Building within ten (10) business days after the above described notice shall forever bar Tenant from bringing any action or from asserting any liability against Landlord with respect to any such property which Tenant fails to remove. If Tenant shall fail or refuse to surrender possession of the Premises to Landlord on or before the above-specified date, Landlord may forthwith re-enter the Premises and repossess itself thereof as of its former state and remove all persons and effects therefrom, using such force as may be reasonably necessary, without being guilty of any manner of trespass or forcible entry or detainer.

17. HOLDOVER. Tenant shall pay to Landlord an amount equal to the sum of one hundred fifty percent (150%) of the Base Rent plus one hundred percent (100%) of rent adjustments (including without limitation adjustments in respect of Real Estate Related Taxes and Operating Expenses (i.e., Article 4 Additional Rent)) for all the time Tenant shall retain possession of the Premises or any part thereof after the termination of this Lease, whether by lapse of time or otherwise. In addition thereto, Tenant shall pay all damages, whether direct or consequential, sustained by Landlord on account of or as a result of any such holdover extending for more than twenty (20) days, but the provisions of this Article shall not operate as a waiver by the Landlord of any right of re-entry hereinbefore provided. Landlord agrees that, upon receipt of written request from Tenant during the last thirty (30) days of the Term, Landlord will use reasonable efforts to estimate the nature and scope of the damages that Landlord would anticipate incurring if Tenant failed to vacate the Premises promptly upon expiration of the Term of this Lease. At the option of

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Landlord, expressed in a written notice to Tenant and not otherwise, any holding over by Tenant extending more than twenty (20) days beyond the termination of this Lease for any portion of a calendar month shall constitute a holding over and extension of this Lease for such entire calendar month at a rental equal to the holdover rental specified above in this Article 17.

18. ENVIRONMENTAL MATTERS.

Landlord represents that (i) to Landlord's actual knowledge, the Premises and those portions of the Common Areas necessary for Tenant’s use and enjoyment of the Premises and its and their existing uses comply in all material respects with all applicable Environmental Laws (defined below) as existing on the date hereof; (ii) to Landlord's actual knowledge, Landlord, in connection with its ownership, use, maintenance or operation of the Property or its use, handling, storage or removal of any Hazardous Materials (defined below) on the Premises or on those portions of the Common Areas necessary for Tenant’s use and enjoyment of the Premises is not as of the date hereof in violation in any material respect of any Environmental Laws; and (iii) Landlord has not received any notice of any violation or claimed violation of any Environmental Law or of any pending or contemplated investigation, lawsuit or other action relating thereto that has not been remedied.

Landlord further represents and covenants that all Hazardous Materials regulated under Environmental Laws, other than any Permitted ACM (defined below), in each case in accordance with all Environmental Laws, will have been removed from the Premises on or before the date that the Shell and Core Work is completed and the Premisesare made available for construction of Tenant's Work. Landlord shall will indemnify, defend and hold harmless Tenant and its respective, officers, directors, shareholders, agents and employees, and any successors or assigns of any of the foregoing, from all fines, suits, procedures, claims, costs, losses and actions of every kind, and all costs associated therewith (including reasonable attorneys' and consultants' fees) and including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup, arising from or in connection with any breach of the representations and covenants of Landlord contained in this Article 18.

Landlord covenants and agrees that it will promptly observe and comply in all material respects with all Environmental Laws relating to the Property in any way affecting Tenant's use and enjoyment of the Premises; provided, however, that Landlord shall have no obligation or responsibility under this paragraph on account of or with respect to any act or omission of, or any condition caused or permitted by, Tenant or Tenant's employees, agents, contractors, or anyone claiming through Tenant (collectively, "Tenant's Group"). Landlord further agrees that Tenant shall not be liable for any costs and expenses incurred in connection with the removal, containment or other remediation of any Hazardous Materials in, on, under or about the Premises or any other portion of the Property as may be required under applicable Environmental Laws, so long as such Hazardous Materials were not placed in, on, under or about the Premises or any other portion of the Property by any of Tenant's Group. Landlord will promptly after the discovery of any Hazardous Materials in, on, under or about the Premises (or in, on, under or

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about those portions of the Common Areas necessary for Tenant’s use and enjoyment of the Premises), except to the extent such Hazardous Materials are placed in, on, under or about the Premises (or in, on, under or about those portions of the Common Areas necessary for Tenant’s use and enjoyment of the Premises) by any of Tenant's Group, cause any such Hazardous Materials to be removed, contained or remediated at Landlord's cost and expense to the extent required by and in accordance with applicable Environmental Laws.

Tenant covenants and agrees that it will promptly observe and comply in all material respects with all Environmental Laws relating to the Premises; provided, however, that Tenant shall have no obligation or responsibility on account of or with respect to any act or omission of, or any condition caused or permitted by, Landlord or Landlord's employees, agents, contractors, or anyone (other than any of Tenant's Group) claiming through Landlord (collectively, “Landlord’s Group”). Tenant further agrees that it will not use, handle, generate, treat, store or dispose of, or permit the handling, generation, treatment, storage or disposal of any Hazardous Materials in, on, under, around or above the Premises now or at any future time (except for Hazardous Materials of such types and in such amounts as are customarily used in connection with the Permitted Use, provided such use and storage is in material compliance with all Environmental Laws), and will indemnify, defend and hold harmless Landlord and Landlord's beneficiaries and their respective agents, officers, directors, managers, members, shareholders, partners, agents and employees, and any successors or assigns of any of the foregoing, from all fines, suits, procedures, claims, costs, losses and actions of every kind, and all costs associated therewith (including reasonable attorneys' and consultants' fees) and including, but not limited to, those arising from injury to any person, including death, damage to or loss of use or value of real or personal property, and costs of investigation and cleanup arising by, through or under Tenant, its agents, employees, contractors, and servants and out of or in any way connected with any deposit, spill discharge or other release of Hazardous Materials that occurs during the Term of this Lease, at or from the Premises, or which arises at any time from Tenant's use or occupancy of the Premises, or from Tenant's failure to provide all information, make all submissions, and take all steps required by all applicable governmental authorities or under any Environmental Laws. Tenant shall maintain on the Premises any material safety data sheets or other information required under the Occupational and Health Safety Act or other applicable laws, and such items shall be made available for inspection by Landlord upon request. Landlord’s and Tenant's obligations and liabilities under this Article 18 shall survive the expiration of the Term of this Lease.

The term "Hazardous Materials", when used herein, shall include, but shall not be limited to, any substances, materials or wastes to the extent quantities thereof are regulated by the City of Chicago or any other local governmental authority, the State of Illinois, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, including, without limitation, asbestos, radioactive materials and crude oil or any fraction thereof, and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, as amended, 49 C.F.R. 172.101, or in the CERCLA, as amended, 42 U.S.C. subsections 9601 et seq., or the Resource Conservation and Recovery Act, as amended, 42 U.S.C. subsections 6901 et seq., or any other applicable governmental regulation imposing liability or standards of

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conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect.

"Environmental Laws" collectively means and includes all present and future laws and any amendments (whether common law, statute, rule, order, regulation or otherwise), permits, and other requirements or guidelines of governmental authorities applicable to the Premises and relating to the environment and environmental conditions or to any Hazardous Material (including, without limitation, CERCLA, 42 U.S.C. §9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251, et seq.; the Clean Air Act, 33 U.S.C. §7401, et seq.; the Clean Air Act, 42 U.S.C. §741 et seq.; the Toxic Substances Control Act, 15 U.S.C. §2601-2629, the Safe Drinking Water Act, 42 U.S.C. §300f-300j, the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. §1101, et seq., and any so-called "Super Fund" or "Super Lien" law, any law requiring the filing of reports and notices relating to hazardous substances, environmental laws administered by the Environmental Protection Agency, and any similar state and local laws and regulations, all amendments thereto and all regulations, orders, decisions, and decrees now or hereafter promulgated thereunder concerning the environment, industrial hygiene or public health or safety.)

“Permitted ACM” means only asbestos containing materials (“ACM”) that have been enclosed and/or encapsulated in accordance with Environmental Laws and that are present in locations (the “Known Encapsulation/Enclosure Areas”) that have been disclosed by Landlord to Tenant in writing.

19. NOTICE. In every case where it shall be necessary or desirable for Tenant to give or serve upon Landlord any notice or demand, Tenant shall give the requisite notice either (a) by delivering or causing to be delivered to Landlord a written or printed copy of such notice or demand, or (b) by sending a written or printed copy of such notice or demand by either (i) Federal Express or similar commercial overnight delivery service that provides confirmation of delivery, or (ii) certified or registered mail, return receipt requested, postage prepaid, addressed to Landlord at:

Merchandise Mart Properties, Inc.
222 The Merchandise Mart, Suite 470
Chicago, Illinois 60654
Attention: President

with a copy to:

Merchandise Mart Properties, Inc.
222 The Merchandise Mart, Suite 470
Chicago, Illinois 60654
Attention: Legal Department

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In every case where under the provisions of this Lease it shall be necessary or desirable for Landlord to give or serve upon Tenant any notice or demand, Landlord shall give the requisite notice either (a) by delivering or causing to be delivered to Tenant to the attention of the parties below at the addresses below a written or printed copy of such notice or demand, or (b) by sending a written or printed copy of said notice or demand by either (i) Federal Express or similar commercial overnight delivery service that provides confirmation of delivery, or (ii) certified or registered mail, return receipt requested, postage prepaid, addressed to Tenant, at:

Upshot, Inc.
350 West Mart Center Drive
5th Floor
Chicago, Illinois	60654
Attention: Kate May

with a copy to:

Upshot, Inc.

c/o EMAK Worldwide, Inc.

6330 San Vicente Blvd,

Los Angeles, California 90048

Attention: Tracy Tormey

Prior to commencement of the Term hereof, any notices which may be necessary or desirable for Landlord to give or serve upon Tenant shall be addressed to Tenant at Upshot, Inc., 303 East Wacker Drive, Chicago, Illinois 60601, Attention: Kate May, c/o EMAK Worldwide, Inc., 6330 San Vicente Blvd, Los Angeles, California 90048, Attention: Tracy Tormey.

Any such notice served upon Landlord or Tenant in accordance with the foregoing shall be deemed served effective upon receipt or upon refusal to accept delivery. Landlord and Tenant may designate alternative or additional addressees and addresses for notice by delivery of notice in accordance with the provisions of this Article 19; provided that the number of addressees/addresses to which notices to either party must be sent shall not exceed three (3).

20. NO SOLICITATION. Tenant shall not, without the prior consent of Landlord, by itself or through any officer, salesman, employee, agent, and advertisement or otherwise solicit business in the vestibules, entrances, elevator lobbies, corridors, hallways, elevators or other common areas of the Building.

21. CONDEMNATION. If the whole or any substantial part of the Premises or Building shall be taken or condemned by any competent authority for any public use or purpose or sold to prevent a taking or condemnation thereof (a “Taking”), the Term of this Lease, shall end upon the date when the possession of the part so taken shall be required for such use or purpose and Landlord shall be entitled to receive the entire award, if any, without any payment to Tenant. Current rent shall be apportioned as of the date of such termination. Notwithstanding the foregoing,

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Tenant may, to the extent permitted by law, seek a separate award in a separate proceeding for the value of Tenant Responsible Premises and its trade fixtures and other personal property and moving and relocation expenses, so long as Tenant does not materially interfere with the proceedings being conducted by Landlord or otherwise reduce the award to which Landlord is entitled.

22. NONWAIVER. No waiver of any condition expressed in this Lease shall be implied by any neglect of Landlord or Tenant to enforce any remedy on account of the violation of such condition if such violation be continued or repeated subsequently, and no express waiver shall affect any condition other than the one specified in such waiver and that one only for the time and in the manner specifically stated. The receipt and acceptance by Landlord or Tenant of a sum of money which is less than the amount due and owing shall not, regardless of any endorsements or instructions to the contrary, constitute an accord and satisfaction. No receipt of moneys by Landlord from Tenant after the termination in any way of the Term hereof or of Tenant's right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Term or affect any notice given to Tenant prior to the receipt of such moneys, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises Landlord may receive and collect any rent due, and the payment of such rent shall not waive or affect such notice, suit or judgment.

23. WAIVER OF NOTICE. To the extent that the notice provided in Article 15 hereof satisfies the requirements, if any, for service of notice or demand prescribed by any applicable statute or law, Tenant hereby expressly waives the service of any other notice of intention to terminate this Lease or to re-enter the Premises and waives the service of any demand for payment of rent or for possession and waives the service of any other notice or demand prescribed by any statute or other law.

24.        FIRE OR CASUALTY. If the Premises or any part of the Building shall be damaged by fire or other casualty (a “Casualty”) and if such damage does not render all or a substantial portion of the Premises or the Building untenantable (and for purposes of this Article 24, it is agreed that, among other reasons, the Premises shall be deemed untenantable if there is a substantial impairment of the reasonable means of access thereto or the common areas reasonably required for the use and enjoyment of the Premises), then Landlord shall proceed to repair and restore the Building Systems (including the Building Systems in the Premises) and the reasonable means of access to the Premises with reasonable promptness, given the nature of the damage to be repaired, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's control. If any such damage renders all or a substantial portion of the Premises or the Building untenantable, Landlord shall, with reasonable promptness after the occurrence of such damage, but in all events within sixty (60) days after such damage occurred, obtain, at no cost to Tenant, an opinion of an independent architect, engineer or other qualified licensed professional, estimating the length of time that will be required to substantially complete the repair and restoration of the Building Systems (including the reasonable means of access to the Premises) and the Tenant Responsible Premises (stating separate estimated time periods for the repair and restoration of the Building Systems, including those in the Premises, and the repair and restoration of the Tenant Responsible Premises) and by written notice advise Tenant of such estimate (such

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notice being referred to herein as the "Repair Estimate Notice"). If it is so estimated that the amount of time required to substantially complete such repair and restoration of both the Building Systems (including those in the Premises and the reasonable means of access to the Premises) and the Tenant Responsible Premises will exceed two hundred seventy (270) days, then either Landlord or Tenant (but as to Tenant, only if all or a substantial portion of the Premises are rendered untenantable) shall have the right to terminate this Lease as of the date of such damage (or, if Landlord shall deliver any such termination notice at anytime that Tenant has not vacated the Premises, as of a date specified in such notice that is not less than 120 days after the delivery of such termination notice) upon giving notice to the other at any time within sixty (60) days after Landlord delivers the Repair Estimate Notice to Tenant (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the Repair Estimate Notice). Notwithstanding the foregoing, if such damage renders untenantable a substantial portion of the Building but does not render untenantable a substantial portion of the Premises, Landlord shall not have the right to terminate this Lease on account of such damage, unless Landlord elects generally to terminate all leases in the Building which Landlord is entitled to terminate on account of such damage or Landlord elects to demolish all or a substantial portion of the Building, and any such termination of this Lease shall be effective as of a date, specified by Landlord, not less than sixty (60) days after the delivery of such termination notice (or if Tenant has not vacated the Premises, not less than 120 days after the delivery of such termination notice).

Unless this Lease is terminated as provided in the preceding paragraph, Landlord shall proceed with reasonable promptness to repair and restore the Building Systems, including Building Systems in the Premises and the reasonable means of access to the Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord's reasonable control, and also subject to zoning laws and applicable building codes then in effect. When the repair and restoration of the Building Systems is completed to a degree making the Premises suitably available for Tenant's repair and restoration of the Tenant Responsible Premises, Tenant shall proceed with reasonable promptness to repair and restore the Tenant Responsible Premises, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Tenant's reasonable control and applicable building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease (except as hereinafter provided) if such repair and restoration of the Building Systems is not in fact completed within the time period specified in the Repair Estimate Notice. If the Building Systems are not repaired and restored by the later of (i) two hundred forty (240) days after delivery of the Repair Estimate Notice or (ii) a number of days equal to one hundred twenty-five percent (125%) of the number of days specified in the Repair Estimate Notice for completion of the repair and restoration of the Building Systems, measured from the date of delivery of the Repair Estimate Notice (provided, however, such number of days in each of the foregoing clauses (i) and (ii) may be extended up to an additional one hundred twenty (120) days due to Force Majeure events), then either party (but as to Landlord, only if Landlord has diligently commenced and pursued such repair and restoration) may terminate this Lease, effective as of the date of such fire or other casualty (or, if Landlord shall deliver any such termination notice at anytime that Tenant has not vacated the Premises, as of a date specified in such notice that is not less than 120 days after the delivery of such termination notice),

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by written notice to the other party delivered at any time after the expiration of said period but prior to substantial completion of such repair or restoration.

Notwithstanding anything to the contrary herein set forth, (a) Landlord shall have no obligation to repair or restore any of the Tenant Responsible Premises or Tenant's office furniture, trade fixtures, office equipment, merchandise or any other items of Tenant's property in the Premises or the Building; (b) if any such damage rendering all or a substantial portion of the Premises or the Building untenantable shall occur during the last one (1) year of the Termand provided Tenant has not delivered a binding notice under Article 37 to extend the Term of this Lease beyond the then current Term (or Extended Term), each of Landlord and Tenant shall have the option to terminate this Lease by giving written notice to the other within sixty (60) days after the date such damage occurred, and if such option is so exercised, this Lease shall terminate as of a date not less than sixty (60) days after the delivery of such notice (or, if Landlord shall deliver any such termination notice at anytime that Tenant has not vacated the Premises, as of a date specified in such notice that is not less than 120 days after the delivery of such termination notice); and (c) Landlord shall have the right to terminate this Lease by giving written notice to Tenant within sixty (60) days of the date such damage occurred if Landlord elects to terminate all tenant leases in the Building which Landlord is entitled to terminate on account of such damage or to demolish the Building, and if such right is so exercised, this Lease shall terminate as of a date, specified by Landlord, not less than sixty (60) days after the delivery of such notice (or, if Tenant has not vacated the Premises, as of a date specified in such notice that is not less than 120 days after the delivery of such termination notice).

In the event any such fire or casualty damage renders the Premises or any part thereof untenantable and if this Lease shall not be terminated pursuant to the foregoing provisions of this Article 24 by reason of such damage, then all rent (including, without limitation, Base Rent and rent adjustments) payable pursuant to this Lease with respect to the Premises or such portion so rendered untenantable shall abate during the period beginning with the date of such damage and ending with the date on which Tenant shall have been provided a reasonable amount of time (and access to the Building) to substantially complete the repair and restoration of the Tenant Responsible Premises (or such portion rendered untenantable) and to move into and resume substantial use of the Premises (or such portion rendered untenantable) for the conduct of its business, but in all events not later than the later of (i) two hundred fifty (250) days or (ii) a number of days equal to one hundred fifty percent (150%) of the number of days specified in the Repair Estimate Notice for completion of the repair and restoration of the Tenant Responsible Premises, in each case measured from the date that the Building Systems are repaired and restored to a degree making the Premises suitably available for Tenant to commence and continue without unreasonable interruption Tenant's repair and restoration of the Tenant Responsible Premises, provided, however, such number of days in each of the foregoing clauses (i) and (ii) may be extended up to an additional one hundred twenty (120) days due to Force Majeure events. Such abatement shall be in an amount bearing the same ratio to the total amount of all rent (including rent adjustments) payable pursuant to this Lease for such period as the portion of the Premises rendered and remaining untenantable due to such fire or casualty from time to time bears to the entire Premises. In the event of termination of this Lease pursuant to this Article 24, all rent (including, without limitation,

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Base Rent and rent adjustments) payable pursuant to this Lease (to the extent not abated pursuant to the foregoing) shall be apportioned on a per diem basis and be paid to the date of termination.

25. INSURANCE. In consideration of the leasing of the Premises at the rental stated in Articles 3 and 4, Landlord and Tenant agree to provide insurance and allocate the risk of loss as follows:

Tenant, at its sole cost and expense, agrees to purchase and keep in force and effect during the Term hereof (a) Property Insurance on the Tenant Responsible Premises and Tenant's contents, furniture, fixtures, equipment and other personal property located in the Building, covering the interests of Landlord and Tenant as to damage or other loss caused by those perils customarily covered by an all risk policy, and in any event including without limitation, fire or other casualty, plate glass, vandalism, theft, sprinkler leakage, water damage (however caused), explosion, malfunction and failures of heating and cooling or similar apparatus, perils covered by extended coverage, and other similar perils in amounts not less than the full insurable replacement value of such property with a deductible amount in a commercially reasonable amount, and (b) broad form Commercial General Liability Insurance, including blanket contractual liability, host liquor liability (if alcoholic liquor within the meaning of the Illinois Liquor Control Act will be given to guests), personal injury liability, and broad form property damage liability coverages, with limits of not less than [Three Million Dollars ($3,000,000)] for personal injury, bodily injury, sickness, disease or death or for damage or injury to or destruction of property (including the loss of use thereof) for any one occurrence, and (c) worker’s compensation insurance in accordance with the laws of the State of Illinois and employer’s liability insurance in accordance with the laws of the State of Illinois. Tenant's Property Insurance policy shall provide that it is specific and not contributory and shall contain a clause pursuant to which the insurance carrier waives all rights of subrogation against Landlord and Landlord's members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents and employees with respect to losses payable under such policy[; and Tenant agrees to indemnify Landlord and Landlord's members and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents and employees against all liabilities, damages, costs, claims, obligations and expenses (including attorneys' fees) arising from any failure of Tenant's Property Insurance policy to contain such a waiver of subrogation]. If the potential for host liquor liability shall arise due to Tenant's activities pursuant to Article 2 of this Lease, the Tenant shall procure and maintain a policy, or endorsement for, host liquor liability insurance before undertaking such activities. Tenant's Commercial General Liability policy and, if required, its host liquor liability policy or endorsement, shall each name Landlord, Landlord’s members, and their respective officers, directors, managers, shareholders, partners, members, beneficiaries, agents, and employees as additional insureds. All such insurance shall be provided by commercial insurers of recognized responsibility and shall provide that the insurer shall endeavor to give Landlord thirty (30) days notice of any cancellation of any policy before its expiration date.

Landlord agrees to purchase and keep in force and effect insurance on the Property, Building and Building Systems as to damage or other loss caused by those perils customarily covered by an all risk policy (including, but not limited to, fire) from time to time available on a

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replacement value basis or in an amount sufficient to prevent Landlord from becoming a co-insurer under the terms of the applicable policies and broad form commercial general liability insurance with such limits and deductible amounts as may be reasonably determined in good faith by Landlord. Landlord’s property insurance shall contain a clause pursuant to which the insurance carriers waive all rights of subrogation against Tenant and Tenant's members and their respective officers, directors, shareholders, agents and employees with respect to losses payable under such policy.

Tenant shall, from time to time upon request from Landlord but not more frequently than once each calendar year (except in the case of any material change in coverage or any change in insurer, in any of which events Tenant agrees to provide Landlord written notice of such change within thirty (30) days of its occurrence), deliver to Landlord certificates of insurance evidencing the insurance coverage required by this Article 25, with a notation on such certificates (for property insurance) as to the waiver of subrogation provided above. Upon written request of Tenant, but not more frequently than once each calendar year, Landlord agrees to provide Tenant with a copy of its existing certificate of property insurance evidencing the insurance carried on the Property.

By this Article, Landlord and Tenant intend that the risk of loss or damage to property (including personal property and equipment use in connection with the Building and also including any automobile or other vehicles from time to time parked in any parking spaces which Landlord may from time to time lease to Tenant), as described above be borne by responsible insurance carriers to the extent above provided, and Landlord and Tenant hereby release each other and agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a loss of a type described above to the extent that such coverage is agreed to be provided hereunder. For this purpose, any applicable deductible amount shall be treated as though it were recoverable under such policies. Landlord and Tenant agree that applicable portions of all moneys collected from such insurance shall be used toward full compliance with the obligations of Landlord and Tenant under this Lease in connection with damage resulting from fire or other casualty (provided that if this Lease is terminated as a result of any Casualty, Tenant may retain all of the proceeds of its property insurance policy except for an amount equal to the then unamortized value of the Landlord’s Contribution disbursed to Tenant, which amount shall be paid to Landlord).

26. CERTAIN RIGHTS RESERVED BY LANDLORD. Landlord shall have the following rights, exercisable without notice, except as otherwise stated, and subject to all of the terms and conditions of this Lease, without liability to Tenant for damages or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession or giving rise to any claim for set-off or abatement of rent except as otherwise expressly provided herein:

(A)       To change the Building's name or street address. Landlord agrees to give Tenant one hundred eighty (180) days’ prior notice of such change of street address (except where Landlord is required to change the street address by any governmental authority) and, if Landlord voluntarily changes the address, to reimburse Tenant for the cost of purchasing reasonable

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quantities of stationary and business cards bearing the new street address of the Building (not to exceed $1500).

(B)       To install, affix and maintain any and all signs on the exterior and interior of the Building.

(C)       To designate and approve, prior to installation by Tenant, all types of window shades, blinds, drapes, awnings, window ventilators and other similar equipment so as to promote the uniformity or harmony of appearance of the exterior of the Building.

(D)       Except as provided otherwise in this Lease, to reserve to Landlord the exclusive right to designate, limit, restrict and control any business or any service in or to the Building and its tenants (provided that no such designation, limit, restriction, or control shall materially interfere with Tenant’s use of the Premises for the conduct of its business).

(E)       To grant to anyone the exclusive right to conduct any business or render any service in or to the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted herein or increase the costs therefor to Tenant, and the rates charged by any such vendor (for any services rendered in or to the Building) shall be competitive market rates; provided that the foregoing shall not give Landlord any right to control the rates charged by Tenant to its customers and clients for its services.

(F)       To impose reasonable rules and regulations regarding the placing of vending or dispensing machines of any kind in or about the Premises without the prior written permission of Landlord.

(G)       To show the Premises to prospective tenants at reasonable hours by appointment during the last nine (9) months of the Term, as it may be extended.

(H)       To reasonably approve the weight, size and location of safes and other heavy equipment and articles in and about the Premises and the Building (so as not to exceed the legal live load), and to require all such items and furniture and similar items to be moved into and out of the Building and Premises only at such times and in such manner as Landlord shall reasonably direct in writing. Subject to the provisions of Articles 11 and 25, any damages done to the Building or to other tenants in the Building by taking in or taking out safes, furniture, and other articles or from overloading the floor in any way shall be paid by Tenant. Furniture, boxes, merchandise or other bulky articles shall be transported within the Building only upon or by vehicles equipped with rubber tires and shall be carried only in a freight elevator when such service is available. Movements of Tenant's property into or out of the Building and within the Building are entirely at the risk and responsibility of Tenant and Landlord reserves the right to reasonably require registration before allowing any such property to be moved into or out of the Building. Landlord reserves the right to reasonably regulate the movement of, and to inspect, all property and packages brought into or out of the Building to enforce compliance with the terms of this Lease and to reasonably regulate delivery and service of supplies and the usage of loading docks, receiving areas

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and freight elevators. Landlord shall not discriminate against Tenant in its right to use such loading docks, receiving areas and freight elevators in conjunction with other tenants.

(I)        To have access for Landlord to any mail chutes located on the Premises according to the rules of the United States Postal Service.

(J)        To close the Building after regular working hours and on Saturdays, Sundays and holidays established by Landlord (subject to the limitations set forth herein) from time to time subject, however, to Tenant's right to admittance under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a security officer by registration or otherwise and that said persons comply with Landlord's reasonable regulations concerning their entering and leaving the Building.

(K)       To change the arrangement, configuration, size or location of entrances, passageways, doors and doorways, corridors, exits, stairs, toilets, elevators and escalators and other public service portions or common areas of the Building and the Property not contained within the Premises or any part thereof, so long as Landlord uses reasonable efforts to give Tenant prior notice in the event of any changes to common areas of the Building directly and materially serving the Premises and so long as any such change does not materially and adversely affect Tenant's ability to conduct its business in the Premises or Tenant's access to the Premises.

(L)	To change the character or use of any part of the Building or the Property.

(M)      To devise, implement and enforce such reasonable security procedures and policies as Landlord deems necessary and/or desirable.

(N)       To use for itself the roof, the areas outside of the Premises and such areas within the Premises (so long as the useable area of the Premises is not materially reduced) required for structural columns and their enclosures and the installation of utility lines, Building Systems and other installations required to service the Building or the Property and to maintain and repair same, and to exercise for itself any rights to the land and improvements below the floor level of the Premises or the air rights above the Premises and to the land and improvements located on and within the public areas. Neither Tenant nor its employees, invitees, guests and agents shall, without obtaining in each instance the prior written consent of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed, and may be conditioned upon such reasonable requirements as Landlord deems reasonably appropriate) (1) go above or through suspended ceilings, (2) remove any ceiling tiles or affix anything thereto, remove anything therefrom or cut into or alter the same in any way, (3) enter fan rooms or other mechanical spaces outside of the Premises, or (4) open doors or remove panels providing access to utility lines, Building Systems or other installations required to service tenants.

(O)      To reasonably prevent or restrict access to the Building or designated portions thereof by such reasonable security procedures as Landlord may from time to time impose on

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days and hours when the Building is, or portions thereof are, closed for business to the public. Landlord reserves the right to reasonably control, prevent access by and remove, any person whose presence in the judgment of Landlord shall be prejudicial to the safety, character, reputation and interests of the Building, or who in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs.

(P)       To reasonably limit or prevent access to all or any portion of the Building, shut down elevator and escalator service, activate emergency controls or procedures, or otherwise take such reasonable action or preventive measures reasonably deemed necessary by Landlord for the safety of tenants or other occupants of the Building or the protection of the Building or other property located thereon or therein, in case of fire or other casualty, riot or other civil disorder, strike or labor unrest, public excitement or other dangerous condition, or threat thereof.

27. RULES AND REGULATIONS. Subject to the rights expressly granted to Tenant elsewhere in this Lease, Tenant agrees to observe the reservations to Landlord in Article 26 hereof and agrees to comply and to use commercially reasonable efforts to cause its employees, agents, and servants to observe and comply, at all times, with the following rules and regulations and with such reasonable modifications thereof and additions thereto as Landlord may make for the Building (so long as Landlord has delivered to Tenant prior notice of any such modifications and additions and that same are reasonable), and that failure to observe and comply with such reservations, rules and regulations, after written notice of such failure and an opportunity to cure as provided in Article 15 hereof, shall constitute an Event of Default under this Lease:

(A)       Except as otherwise expressly permitted by this Lease, no sign, picture, advertisement or notice, typewritten or otherwise, shall be displayed, inscribed, painted or affixed on any part of the outside or inside of the Building, or on or about the Premises in any location visible from outside the Premises, except on glass of the doors and windows of the Premises and on the directory board of the Building and then only of such nature, color, size, style and material as shall be first approved by Landlord in writing, which approval shall not be unreasonably withheld.

(B)       Tenant shall not, without Landlord's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), install or operate any heating device or air conditioning equipment, steam or internal combustion engine, boiler, stove, machinery, or mechanical devices upon the Premises (other than as set forth in the final plans for Tenant’s Work as described in Article 35) or carry on any mechanical or manufacturing business thereon, or use or permit to be brought into the Building flammable fluids such as gasoline, kerosene, benzene, or naphtha (except in such quantities as may be customarily used in connection with the Permitted Use and only in compliance with applicable legal requirements) or use any illumination of any type not customarily used by tenants using similar premises for a similar use. All equipment, fixtures, lamps and bulbs shall be compatible with, and not exceed the capacity of, the Building's electrical system. No explosives, firearms, radioactive or Hazardous Materials (except those Hazardous Materials of such types and in such amounts as are customarily used in connection with the Permitted Use, provided such use and storage is in compliance with all Environmental Laws), or other articles that are extra hazardous to life, limb or property shall be brought into the Building or the Premises.

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(C)       Any person or persons employed by Tenant to do janitor work or other physical care for the Premises shall be subject to the reasonable control and direction of the building manager (in such manner and to such extent as generally applicable to persons employed by Building tenants) while in the Building and outside of the Premises on the Property, but not as agent of Landlord. Any refuse and rubbish shall be stored and transported in containers reasonably acceptable to Landlord and shall be deposited in locations reasonably acceptable to Landlord and consistent with reasonable policies established by Landlord for the Building generally.

(D)       Tenant shall at its expense provide artificial light for employees or agents of Landlord while cleaning, doing work and making repairs or alterations in the Premises.

(E)       The location and manner of installation of all telegraph, telephone, internet, communication, signal and electric connections, cabling and wiring (other than connections, wiring or cabling located exclusively within the Premises and not affecting the Building structure, Building Systems, common areas or other tenants' premises) shall be subject to the reasonable approval of Landlord and any work in connection therewith shall be subject to the reasonable direction of Landlord. Tenant shall give Landlord reasonable prior notice of the installation of all such telegraph, telephone, communication, signal and electric connections, cabling and wiring whether or not Landlord's approval thereto and direction thereof is required. Landlord reserves the right to designate and control the entity or entities providing telephone wire installation, repair and maintenance in the Building to the Building telephone closets on the various floors and to reasonably restrict and control access to such Building telephone closets. In the event Landlord designates a particular vendor or vendors to provide such telephone wire installation, repair and maintenance up to the Building telephone closets, Tenant agrees to abide by and participate in such program. Tenant may select the vendor or vendors and service providers with respect to the installation, repair and maintenance of other communication and signal cabling and wiring subject to the general direction of Landlord and such reasonable rules and regulations as may be established by Landlord for the protection of the Building and its efficient, high-quality and harmonious operation. Tenant agrees to remove all cables or wires it installed in the Premises or the Building during the Term at the expiration or termination of the Lease at its sole cost in accordance with Article 8.

(F)       Tenant must obtain a building pass to remove any property from the Building from time to time prior to the expiration of the Term hereof upon a form furnished by Landlord. Such pass shall be presented at the office of the Building for registration (or if closed, to the security officer) before acceptance by the security officer or elevator operator.

(G)       Tenant, its licensees, agents, servants, and employees and guests shall not encumber or obstruct sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators, stairways or other common areas in or about the Building.

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(H)       No bicycle (other than in designated bicycle parking areas) or other vehicle and no animal (except seeing eye dogs and other service animals) shall be allowed in the showrooms, offices, halls, corridors or any other parts of the Building.

(I)	Intentionally Omitted.

(J)        Tenant shall not allow anything to be placed on the outer window ledges of the Premises, nor shall anything be thrown by Tenant or its employees out of the windows of the Building.

(K)       No additional locks shall be placed upon any entry doors to the Premises and no locks to any doors to the Premises shall be changed without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Upon termination of this Lease, Tenant shall surrender all keys and key cards of the Premises and of the Building and give to Landlord the explanation of the combination of all locks on safes or vault doors in the Premises.

(L)       The building manager shall at all times keep a pass key and be allowed admittance to the Premises to cover any emergency, fire or other casualty that may arise and in other appropriate instances. Landlord, Landlord's agents and/or any Lender shall have the right to enter the Premises at all reasonable hours upon reasonable prior notice (except in case of an emergency in which case Landlord shall provide such notice as may be reasonable under the circumstances) to examine the same.

(M)      Unless otherwise advised by Landlord, neither Tenant nor its employees shall undertake to regulate the radiator controls or thermostats (other than any radiator controls or thermostats that are located in the Premises). Tenant shall report to the office of the Building whenever such thermostats or radiator controls are not working properly or satisfactorily.

(N)       If Tenant desires shades or venetian blinds for outside windows, except as provided in Article 35, they must be furnished and installed at the expense of Tenant, and must be of such type, color and material as may reasonably be prescribed by Landlord.

(O)       Tenant assumes responsibility for protecting its space from theft, robbery and pilferage.

(P)       Tenant shall not peddle, canvass, solicit or distribute handbills or flyers on or about the Property except as specifically authorized by Landlord.

(Q)       Tenant shall not sell food of any kind or cook in the Building, unless in coffee-makers or microwave or similar ovens and appliances installed and maintained by Tenant for use by its employees and invitees, and subject to any reasonable applicable Building rules and regulations and all applicable laws (and in addition, it is understood and agreed that, subject to all of the other terms and conditions of this Lease, Tenant shall have the right to install dishwashers and

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refrigerators and freezers in the Premises). Tenant may serve foods to its employees and guests provided that it shall first comply with all applicable laws, ordinances, codes and regulations.

(R)       Water in the Premises shall not be unreasonably wasted by Tenant or its employees by tying or wedging back the faucets of the washbowls or otherwise.

(S)       Tenant shall use neither the name of the Building (except as the address of its business) nor pictures of the Building in advertising or other publicity or for any other purpose without Landlord's prior written consent.

(T)       Tenant shall cooperate with all reasonable security procedures and policies implemented by Landlord.

(U)      Tenant shall reasonably cooperate (at no expense to Tenant) with Landlord's enforcement of its policies prohibiting the use of the public areas, inside and outside, of the Building as smoking areas and shall use commercially reasonable efforts to cause its employees to comply with the same.

(V)      Tenant shall not allow or permit automated teller machines, or similar cash dispensing devices, to be available in the Premises for public use.

Landlord reserves the right upon prior notice to Tenant, to make such other and further reasonable rules and regulations as in Landlord's reasonable judgment may from time to time be needed for the safety, care and cleanliness of the Premises and the Building and for the preservation of good order therein so long as such further rules and regulations do not diminish any rights heretofore expressly granted to Tenant in this Lease and further provided that such new rules and regulations shall be effective with respect to Tenant on fifteen (15) days prior written notice thereof. Landlord agrees that all such rules and regulations shall be enforced in a manner that does not singularly target Tenant and no other tenants similarly situated or engaged in conduct similar to that of Tenant. For the avoidance of doubt, it is hereby agreed that, in the event of any conflict between the provisions of this Article 27 (and/or any rules promulgated under this Article 27) and the provisions of any other Article of this Lease, the provisions of such other Article of this Lease shall control.

28.	MISCELLANEOUS. Tenant and Landlord further covenant with each other that:

(A)       All rights and remedies of Landlord and Tenant under this Lease shall be cumulative, and none shall exclude any other rights and remedies allowed by law.

(B)       The word "Tenant" and “Landlord” wherever used herein shall be construed to mean tenants or landlord, as applicable, in all cases where there is more than one tenant or landlord, as applicable, and the necessary grammatical changes required to make the provisions hereof apply either to corporations or individuals, men or women, shall in all cases be assumed as though in each case fully expressed. If there is more than one tenant, all obligations and liabilities hereunder

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imposed upon Tenant shall be joint and several. If there is more than one landlord, all obligations and liabilities hereunder imposed upon Landlord shall be joint and several

(C)       This Lease and the rights of Tenant hereunder shall be and are subject and subordinate at all times to any ground leases or master leases and to the lien of any mortgages or deeds of trust now or hereafter in force against the Property or the Building, or both of them, and to all advances made or hereafter to be made upon the security thereof, and to all renewals, modifications, amendments, consolidations, replacements and extensions thereof (collectively, “Security Documents”). The holder of any note secured by a mortgage or deed of trust, or any mortgagee or beneficiary under a deed of trust on the Property or Building (collectively, "Lender"), however, may elect to have this Lease be superior to its mortgage or deed of trust. This provision is self-operative and no further instrument of subordination or priority shall be required. In confirmation of such subordination or priority, Tenant shall promptly execute such further commercially reasonable instruments as may be reasonably requested by Landlord and in the event Tenant fails to do so within twenty (20) days after demand in writing by certified or registered mail, Landlord shall deliver to Tenant a further written request and if Tenant fails to execute and deliver such instruments within ten (10) business days after receipt of such further notice from Landlord, such failure shall constitute an Event of Default hereunder and shall entitle Landlord to exercise the remedies provided by Article 15 hereof (without any notice otherwise required by said Article 15); provided, however, that the above described periods shall be extended in the event that Tenant reasonably objects to the form or content of any such instrument, and Tenant shall not be deemed in default hereunder so long as Tenant uses good faith efforts to cooperate to resolve Tenant’s reasonable objections to such instrument. Notwithstanding anything to the contrary in this Lease, Landlord's delivery to Tenant of a commercially reasonable subordination nondisturbance and attornment agreement (and "SNDA") in favor of Tenant from each holder of any Security Document which shall come into existence at any time after the full execution and delivery of this Lease (each a "New Security Document"), shall be a condition precedent to, Tenant's agreement hereunder to (i) subordinate its interest hereunder to such New Security Document and (ii) under Article 29, below, to attorn to any Lender (or the holder of any other New Security Document) or to any purchaser of the Property or Building at any foreclosure sale or sale in lieu of foreclosure (or any other "successor in interest" (as defined in Article 29, below)).

Landlord represents and covenants to Tenant that, as of the date hereof, there are no Security Documents affecting the Property, or any part thereof.

If Tenant shall have received written notice of the existence of any Lender (setting forth such Lender’s address for notice), Tenant shall give Lender written notice of any default by Landlord under this Lease, and such Lender shall have a reasonable time (but no obligation) after expiration of Landlord's cure period within which to cure any such default prior to Tenant taking any action to cancel this Lease due to such default by Landlord.

(D)       Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit of, not only Landlord and Tenant, but also their respective heirs,

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legal representatives, successors and assigns, provided, this clause shall not permit any assignment contrary to the provisions of Article 12 hereof.

(E)       All of the representations and obligations of Landlord and Tenant are contained herein and no modification, waiver or amendment of this Lease or any of its conditions or provisions shall be binding upon Landlord unless in writing signed by a duly authorized officer of Landlord's agent or upon Tenant unless in writing and signed by a duly authorized officer of Tenant.

(F)       All amounts due and payable from Tenant under this Lease or under any work order or other agreement relating to the Premises shall be considered as rent and, if unpaid when due, shall bear interest from such date until paid at the maximum legal rate of interest available, provided such rate of interest shall not exceed two percent (2%) per annum plus the Prime Rate as announced by the Northern Trust Bank in Chicago, Illinois and in effect on the first day of each calendar quarter, determined and subject to change as of the first day of each calendar quarter.

(G)       Submission of this instrument for examination shall not bind Landlord or Tenant in any manner, and no lease or obligation on Landlord or Tenant shall arise until this instrument is signed and delivered by Landlord and Tenant.

(H)       No rights to light or air over any property, whether belonging to Landlord or any other persons, are granted to Tenant by this Lease.

(I)        The laws of the State of Illinois shall govern the validity, performance and enforcement of this Lease. The invalidity or unenforceability of any provision of this Lease shall not affect or impair any other provision.

(J)        Landlord's title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to commit or engage in any act which can, shall or may encumber the title of Landlord.

(K)       In case Landlord or any successor owner of the Property or the Building shall convey or otherwise dispose of any portion thereof to another person, such other person shall in its own name thereupon be and become Landlord hereunder and shall assume fully in writing and be liable upon all liabilities and obligations of this Lease to be performed by Landlord which first arise after the date of conveyance (including the obligation to cure of any then existing defaults by Landlord), and from and after the date Tenant receives notice of such conveyance or disposition, such original Landlord or successor owner shall, from and after the date of conveyance, be free of all liabilities and obligations not then incurred (unless such original Landlord or successor owner does not convey or otherwise dispose of all of its interest in this Lease).

(L)       Neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall constitute a material breach of this Lease.

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(M)      Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venture or any association or relationship between Landlord and Tenant other than that of landlord and tenant.

(N)       Landlord shall have the right to apply payments received from Tenant pursuant to this Lease (regardless of Tenant's designation of such payments) to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord in its sole discretion may elect.

(O)       All indemnities, covenants and agreements of Landlord and Tenant, respectively, contained herein which inure to the benefit of the other party shall be construed to inure also to the benefit of the other party's officers, directors, managers, beneficiaries, partners, members, agents and employees.

(P)       Unless otherwise notified in writing by Landlord, Tenant may rely upon notices and directions from officers of Merchandise Mart Properties, Inc., Landlord's management agent for the Building and Property, as the authorized action of Landlord.

(Q)       If Tenant or Landlord is a corporation, each person signing this Lease on behalf of Tenant or Landlord, as applicable, represents and warrants that (s)he has full authority to do so and that this Lease binds the corporation. If Tenant or Landlord is a partnership or a limited liability company, each person or entity signing this Lease for Tenant or Landlord, as applicable, represents and warrants that (s)he or it is a general partner of the partnership or a manager or managing member of such limited liability partnership, as applicable, or that (s)he or it has full authority to sign for the partnership or limited liability partnership, as applicable, and that this Lease binds the partnership and all general partners of the partnership, or limited liability partnership, as applicable.

(R)       Except at any time that Tenant or its corporate parent or is a public traded entity whose financial statements are publicly available (in which case the terms and provisions of this Article 28(R) shall not apply), Tenant shall deliver to Landlord upon written request therefore, current financial statements of the operations and financial condition of the Tenant or if Tenant has audited financials, copies of such audited financial statements; provided, however, if the financial statements of Tenant are not available to the general public, Tenant shall not be required to provide those financial statements which are not available to the general public except in the case where Landlord is considering refinancing and/or securing any debt secured in whole or in part by the Property and/or transferring the Property, in which case, Tenant shall be required to provide such financial statements only to the prospective lender or transferee of Landlord (and such parties shall agree in writing to treat such financial statements as confidential). Tenant shall not be required under this Article 28(R) to produce or to provide any financial statements or documents that are not produced by Tenant in the ordinary course of its business. All financial statements provided by Tenant to Landlord under this Article 28(R) shall be treated as disclosed in confidence to Landlord.

(S)        IN THE INTEREST OF OBTAINING A SPEEDIER AND LESS COSTLY HEARING OF ANY DISPUTE, TO THE EXTENT PERMITTED BY LAW, EACH OF

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LANDLORD AND TENANT HEREBY EXPRESSLY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER AND ANY RIGHTS TO A TRIAL BY JURY UNDER ANY STATUTE, RULE OF LAW OR PUBLIC POLICY IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATING TO THIS LEASE, THE PREMISES, OR THE BUILDING. Although such jury waiver is intended to be self-operative and irrevocable, Landlord and Tenant each further agree, if requested, to confirm such waivers in writing at the time of commencement of any such action, proceeding or counterclaim. If Landlord commences any detainer suit, summary proceedings or other action seeking possession of the Premises, Tenant agrees not to interpose by consolidation of actions, removal to chancery or otherwise, any counterclaim, claim for set-off, recoupment or deduction of Rent, or other claim seeking affirmative relief of any kind (except a mandatory or compulsory counterclaim which Tenant would forfeit if not so interposed). Any action or proceeding brought by either party against the other for any matter arising out of or in any way relating to this Lease, the Premises or the Building, shall be heard in the County where the Building is located.

29.        ATTORNMENT. Subject to Article 28(C), above, upon request of any Lender, Tenant will agree in writing that no action taken by such Lender shall terminate this Lease or invalidate or constitute a breach of any of the provisions hereof, and Tenant will attorn to such Lender, or to any purchaser of the Property or Building, at any foreclosure sale or sale in lieu of foreclosure, for the balance of the Term of this Lease and on all other terms and conditions herein set forth. Tenant by entering into this Lease, covenants and agrees that (a) upon the written direction of Lender it shall pay all rents arising under this Lease as directed by such Lender (and Landlord agrees that Tenant may pay any and all rents arising under this Lease in any manner directed by any Lender); and (b) subject to Article 28(C), above, in the event such Lender enforces its rights under the mortgage or deed of trust due to a default by Landlord, Tenant will, upon request of any person succeeding to the interest of Landlord in the Property ("successor in interest") as the result of said enforcement, attorn to such successor in interest, without any change in terms or other provisions of this Lease.

30. ESTOPPEL CERTIFICATE. Tenant agrees that from time to time (but not more frequently than once each year and also upon commencement of the Term and in connection with any sale or refinancing of the Building and upon any request by Lender) upon not less than twenty (20) days' prior request by Landlord, Tenant or Tenant's duly authorized representative having knowledge of the following facts shall deliver to Landlord, a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease as modified is in full force and effect); (b) the dates to which Base Rent, rent adjustments and other sums payable under this Lease have been paid; (c) that, to Tenant’s knowledge, neither Landlord nor Tenant is not in default under any provision of this Lease, or, if in default, the nature thereof in reasonable detail; (d) that, to Tenant knowledge, there are no offsets or defenses to the payment of Base Rent, additional rent or any other sums payable under this Lease, or if there are any such offsets or defenses, specifying such in reasonable detail; (e) that all improvement work, if any, relating to the Building or the Premises required by this Lease to be performed by Landlord has been completed (or if not completed, a description of incomplete work in reasonable detail); (f) that

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Tenant is in occupancy of the Premises; (g) that all allowances, if any, required by this Lease to be provided by Landlord to Tenant have been paid in full (or if not paid in full, a description of unpaid amounts in reasonable detail); and (h) such other factual matters relating to the status of the Lease as may be reasonably requested. In the event Tenant fails to deliver such statement to Landlord within such 20 day period, such failure, if not cured within an additional 10 business day period after delivery of written notice thereof, shall constitute a material default hereunder and shall entitle the Landlord to exercise the remedies provided by Article 15 hereof (without any notice otherwise required by said Article 15); provided, however, that the above described periods shall be extended in the event that Tenant reasonably objects to the form or content of any such statement, and Tenant shall not be deemed in default hereunder so long as Tenant uses good faith efforts to cooperate to resolve Tenant’s reasonable objections to such statement.

Landlord agrees that from time to time upon not less than twenty (20) days prior written request by Tenant (but not more frequently than once each year), and upon not less than twenty (20) days prior written request by any approved assignee or subtenant in connection with the execution and delivery of any assignment or sublease, Landlord or Landlord's duly authorized representative having knowledge of the following facts shall deliver to Tenant a statement in writing certifying (a) that this Lease is unmodified and in full force and effect (or if there have been modifications that the Lease, as modified, is in full force and effect); (b) the dates to which the Base Rent, rent adjustments and other sums payable under this Lease have been paid; (c) that to the best of Landlord's knowledge, neither Landlord nor Tenant is in default under any provision of this Lease, or, if in default, the nature thereof in reasonable detail; and (d) such other factual matters relating to the status of the Lease as may be reasonably requested.

31. BROKERS. Each of Tenant and Landlord represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker other than CB Richard Ellis and Studley, Inc. (collectively “Brokers”) in the negotiation or making of this Lease, and each of Tenant and Landlord agrees to indemnify and hold harmless the other from the claim or claims of any other broker or brokers claiming to have interested Tenant or Landlord, as applicable, in the Building or Premises or claiming to have caused Tenant or Landlord, as applicable, to enter into this Lease. Landlord shall be responsible for the commission or other compensation of Brokers payable pursuant to separate agreement(s) between Landlord and such Brokers.

32. SECURITY DEPOSIT.

(A)      As additional security for the full and prompt performance by Tenant of all of Tenant's obligations hereunder, Tenant shall on or before December 31, 2007 provide Landlord with an irrevocable letter of credit from a financial institution reasonably acceptable to Landlord (which form allows for partials draws thereon) in the amount of LOC Amount (defined below) and otherwise in form and substance reasonably satisfactory to Landlord (“LOC”), which LOC may be drawn upon by Landlord and retained, used or applied by Landlord for the purpose of curing any default or defaults of Tenant under this Lease. If Tenant has not defaulted hereunder, then the LOC or any portion thereof not drawn upon, retained, used or applied by Landlord shall

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be returned to Tenant following the termination of this Lease or any extensions or renewals thereof. If Landlord draws upon such LOC to retain or apply such amounts for the curing of defaults, Tenant shall immediately replace or supply another letter of credit in an amount required to cause the aggregate amount of all letters of credit held by Landlord to equal the LOC Amount. The use, application or retention of amounts drawn under the LOC or the act of drawing on the LOC, or any part thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law and shall not operate as a limitation upon any recovery to which Landlord may be entitled. The “LOC Amount” means the Initial LOC Amount (defined below) as reduced in accordance with Article 32(B), below. The “Initial LOC Amount” means $1,300,000; provided, however, that if Tenant shall utilize any portion of the Additional Allowance (defined below), the Initial LOC Amount shall be increased to an amount equal to the product of (i) $1,300,000 and (ii) a fraction, (1) having as its numerator, an amount equal to the sum of (a) the Landlord’s Contribution and (b) the amount of the Additional Allowance utilized by Tenant and (2) having as its denominator, the amount of the Landlord’s Contribution (such that, by way of example only, if Tenant were to utilize $500,000 from the Additional Allowance, the Initial LOC Amount would be equal to $1,529,861.48 (i.e., $1,300,000 x {($2,827,790 + $500,000) / $2,827,790})

(B)      Notwithstanding anything in this Lease to the contrary, commencing on the first day of the fourth (4th) Lease Year and thereafter, on the first day of each subsequent Lease Year through the first day of eleventh (11th) Lease Year (each an “Adjustment Date”), on the condition that no Event of Default exists on such Adjustment Date, the LOC Amount shall be adjusted as follows:

(i)        on the first day of the fourth (4th) Lease Year, the LOC Amount shall be reduced to an amount equal the product of (1) the Initial LOC Amount and (2) 0.80;

(ii)       on the first day of the fifth (5th) Lease Year, the LOC Amount shall be reduced to an amount equal to the product of (1) the Initial LOC Amount and (2) 0.64;

(iii)      on the first day of the sixth (6th) Lease Year, the LOC Amount shall be reduced to an amount equal to the product of (1) the Initial LOC Amount and (2) 0.512;

(iv)      on the first day of the seventh (7th) Lease Year, the LOC Amount shall be reduced to an amount equal to the product of (1) the Initial LOC Amount and (2) 0.4096;

(v)       on the first day of the eighth (8th) Lease Year, the LOC Amount shall be reduced to an amount equal to the product of (1) the Initial LOC Amount and (2) 0.32768;

(vi)      on the first day of the ninth (9th) Lease Year, the LOC Amount shall be reduced to an amount equal to the product of (1) the Initial LOC Amount and (2) 0.262144;

(vii)     on the first day of the tenth (10th) Lease Year, the LOC Amount shall be reduced to an amount equal to the product of (1) the Initial LOC Amount and (2) 0.2097152; and

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(viii)    on the first day of the eleventh (11th) Lease Year (and continuing for the remainder f the Term), the LOC Amount shall be reduced to an amount equal to $250,000.00.

33. PARKING.

Landlord agrees to use commercially reasonable efforts to assist Tenant in securing up to ten (10) standard sized automobile parking spaces in a parking lot (or parking lots) located near the Building.

34.	LANDLORD'S CONTRIBUTION/ADDITIONAL ALLOWANCE.

(A)       As an inducement for Tenant to enter into this Lease, Landlord agrees to pay to Tenant an allowance (the "Landlord's Contribution") in an amount not to exceed (1) $70.00 per rentable square foot contained in the Premises (i.e., for a Premises containing 41,486 rentable square feet, Two Million Nine Hundred Four Thousand Twenty Dollars ($2,904,020)), plus (2) up to Sixty Thousand Dollars ($60,000) to be used solely for Tenant’s upgrading and redecoration of the 5th Floor common areas adjoining the Premises, which design and scope shall be subject to Landlord’s prior reasonable approval and not be materially inconsistent with the character of the Building. Ninety percent (90%) of the Landlord's Contribution shall be applied towards the payment of costs incurred in connection with (i) the alterations, additions and improvements furnished or installed in the Premises by Tenant in accordance with Article 35 hereof, including, without limitation, fees for design, architectural and engineering drawings and fees paid for Landlord's supervision and (ii) such other expenses, including the cost of furnishings, fixtures and equipment as are related to the Lease. The remaining ten percent (10%) may be used by Tenant for any reason Tenant desires with respect to the Premises, in its sole and absolute discretion. Except for the above described 10% of the Landlord’s Contribution (that may be used for any purpose Tenant desires), the Landlord's Contribution shall be applicable only in connection with the initial preparation for occupancy of and move into the Premises.

(B)       On or before April 1, 2009, Tenant may also request (at one or more times) an additional allowance (the “Additional Allowance”) in an aggregate amount not to exceed $25.00 per rentable square foot contained in the Premises (i.e., for a Premises containing 41,486 rentable square feet, $1,037.150) to be amortized (and repaid) over the initial Term at ten percent (10%) interest. This Additional Allowance may be used for any costs related to preparing the Premises for Tenant’s initial occupancy and moving into the Premises and for such other expenses, including the cost of furnishings, fixtures and equipment as are related to the Lease.

(C)       It shall be a condition of Landlord's obligation to pay any installment of the Landlord's Contribution or Additional Allowance for work performed by any contractor or supplier, other than those engaged by Landlord, that Tenant shall provide or cause to be provided to Landlord (to the extent customarily required by title insurance companies) contractor's affidavits and waivers of lien covering all labor and material used and expended for which contractors are requesting payment, and (if applicable) invoices establishing the actual cost of items purchased and labor

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provided, all in form and content reasonably satisfactory to Landlord. It shall be a further condition to Landlord's obligation to pay or credit any amount of Landlord's Contribution or Tenant Allowance at any time that no Event of Default by Tenant under this Lease then exists. Landlord's Contribution and Additional Allowance shall be advanced as costs are incurred, subject to customary retainage (without duplication of any retainage imposed by agreement between Tenant and any of its contractors.)

35.	IMPROVEMENT WORK.

In connection with the preparation of the Premises for initial occupancy, and subject to the terms, covenants and conditions of Article 8 hereof (to the extent not contrary to or inconsistent with the provisions of this Article 35), Landlord and Tenant agree that the following shall apply:

A.	Shell and Core Work.

1.

Landlord shall substantially complete at its sole cost and expense all of the additional base building work included in the Shell and Core Work as described in Exhibit "E" attached hereto and made a part hereof (the "Shell and Core Work") on or before January 1, 2008, subject to extension on account of Force Majeure Delays and Tenant Delays (defined below) and except as otherwise provided below in clause 6 of this Paragraph A (said date, as it may be so extended, is herein referred to as the "Shell and Core Work Completion Date").

2.

In the event Landlord shall fail to substantially complete the Shell and Core Work on or before the Shell and Core Work Completion Date, then, such failure shall constitute a Landlord Delay to the extent it delays the completion of Tenant's Work beyond the Commencement Date, and as provided above, the Commencement Date shall be extended one (1) day for each day that any Landlord Delay or Force Majeure Delay delays completion of Tenant's Work.

3.

Substantial completion of the Shell and Core Work shall mean completion of such Work with the exception of minor and insubstantial details of construction or mechanical adjustment, the incompletion of which will not unreasonably interfere with Tenant's use of the Premises and finished to such an extent that Tenant can properly commence its work without undue inconvenience or additional cost.

4.

As used herein, "Force Majeure" events shall mean fire, casualty, emergencies, lockouts, strikes, labor disputes, war, governmental action, acts of God, labor or material shortages, transportation delays, and other causes beyond the reasonable control of the respective party to prevent, but excluding insufficiency of funds or inability to obtain financing or disbursement of loans. The party claiming that its performance of any of its obligations hereunder is or was delayed by reason of any Force Majeure event shall use commercially reasonable efforts to notify the other party thereof.

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5.

In the event Landlord shall be delayed in substantially completing the Shell and Core Work as a result of any default of Tenant or its agents or representatives in connection with any of the obligations of Tenant set forth in this Lease, including, without limitation, any delay in Tenant's approval of any plans or specifications or other materials submitted by Landlord to Tenant for Tenant's review and approval (if any such approval is required) (hereinafter "Tenant Delays"), then the Shell and Core Work Completion Date shall be extended one (1) day for each day of such Tenant Delay.

6.

Landlord and Tenant agree that their respective construction representatives will cooperate with each other to prepare a construction schedule with the goal of substantially completing the Shell and Core Work and Tenant's Work by May 1, 2008. Landlord and Tenant agree that it may be more efficient, cost effective and productive for Landlord to perform certain portions of the Shell and Core Work in conjunction with and during the construction of Tenant's Work and Tenant agrees to cooperate and coordinate with Landlord in good faith in identifying any items of the Shell and Core Work that may be performed during the construction of Tenant's Work (without delaying Tenant’s completion of Tenant’s Work) and, accordingly, Landlord shall not be obligated to complete such items on or before the Shell and Core Work Completion Date.

B.          Tenant's Work. Tenant shall be responsible for the construction of all improvements in the Premises beyond the Shell and Core Work, subject to the terms and conditions hereinafter provided:

1.	Plans and Specifications.

(a)     Tenant shall cause to be prepared and delivered to Landlord by reputable and qualified architects and engineers, the following plans and specifications ("Plans") for all Improvements Tenant desires to have completed in the Premises in connection with Tenant's initial occupancy of the Premises ("Tenant's Work"):

(i)	Architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power, and telephone plan).

(ii)	Mechanical drawings (consisting of ventilating and cooling systems, electrical, telephone and plumbing).

(iii)	Finish drawings and schedule (consisting of wall finishes and floor finishes and miscellaneous details).

All such Plans shall be submitted to Landlord in a state ready for Landlord's review and approval, which shall not be unreasonably withheld, conditioned or delayed, on an

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interim basis when available from time to time. Tenant shall deliver to Landlord three (3) sets of all Plans provided for Landlord's review, and shall provide them in an electronic (CAD) format. Landlord shall approve or disapprove of such Plans within six (6) business days after its receipt thereof (and in the case of disapproval, state its reasons for such disapproval), so long as Tenant or its architect have at least on a regular basis consulted with Landlord in connection with preparation of such Plans and delivered to Landlord preliminary drafts of all such Plans as they become available from time to time. Landlord shall not withhold its approval of any Improvements which do not (1) materially and adversely affect Building Systems, the structural or member components of the Building, common areas of the Building or operations in and around the Building or (2) fail to comply with the requirements of Landlord's fire insurance underwriters. Landlord and Tenant agree to cooperate and consult with each other on a regular basis in connection with the preparation of such Plans and during construction of the Tenant's Work. If Landlord fails to provide such approval or fails to notify Tenant of the reasons for Landlord's disapproval within the foregoing six (6) business day review period, Landlord shall be deemed to have approved all such Plans.

(b)    All Plans shall comply with (1) all applicable statutes, ordinances, regulations, laws, and codes, and (2) the requirements of Landlord's fire insurance underwriters (to the extent Tenant has received notice of the same). Neither review nor approval by Landlord of the Plans shall constitute a representation or warranty by Landlord that such Plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable laws, ordinances, codes and regulations, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance, except to the extent that any such work is performed specifically at and in accordance with the specific direction of Landlord or its management agent. Tenant shall not make any material changes in the Plans (“Changes”), whether before commencement of construction or during construction, without Landlord's prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Landlord shall approve or disapprove any such Changes within six (6) business days after its receipt thereof (and in the case of disapproval, state its reasons for such disapproval). If Landlord fails to provide such approval or fails to notify Tenant of the reasons for Landlord's disapproval within the foregoing six (6) business day review period, Landlord shall be deemed to have approved all applicable Changes. Upon completion of the Tenant’s Work, Tenant shall deliver to Landlord the as-built drawings in electronic format.

2.	Performance of Tenant's Work.

(a)     Tenant may select its own contractors, subcontractors and/or suppliers for the performance of the Tenant's Work provided, however, that Landlord may require Tenant to give assurances reasonably satisfactory to Landlord that all such contractors, subcontractors and suppliers shall be reputable, financially responsible, maintain proper insurance and shall not jeopardize labor harmony. Landlord may also require Tenant to

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comply with such construction standards or procedures as may be applicable from time to time for construction activities in the Building (a set of such standards and procedures currently in effect having been delivered by Landlord to Tenant in a book entitled Construction Standards, Procedures and Specifications, Revised: September, 2007) and to submit reasonably satisfactory insurance certificates to Landlord. Tenant shall pay to Landlord, within thirty (30) days after receipt of any invoice therefore together with reasonable supporting documentation, Landlord's actual third party costs (without mark up) reasonably incurred by Landlord for reviewing the Plans, coordinating the construction with the Building and providing any required or requested general conditions (as hereinafter provided), such costs to be determined upon the billing rates set forth in Exhibit "F" attached hereto and made a part hereof.

(b)    Subject to approval of Tenant's Plans as provided by Article 35(B)(1)(a) above, and after the filing of the Plans with the appropriate governmental agencies, Tenant shall, at Tenant's sole costs and expense, except as otherwise provided herein, cause the contractors employed by it to commence, as soon as reasonably practicable, to construct and install and pursue to completion in the Premises the Tenant's Work in accordance with the Plans (as modified by any Changes approved by Landlord as provided in Article 35(B)(1)(b)) and without deviation from the Plans (as modified by any such Changes). Tenant agrees that it shall be responsible for all contractors, subcontractors and suppliers engaged by Tenant, and that all work performed by such parties shall be performed and completed in a good, diligent and workmanlike manner, with no unreasonable noise or interference with Landlord's and other tenants' operations in the Building (taking into account the nature, extent and time schedule for Tenant's Work).

(c)     Such license to enter upon the Premises prior to the Commencement Date for the performance of Tenant's Work is conditioned upon Tenant and Tenant's agents, contractors, workmen, mechanics, suppliers and invitees working in harmony and not interfering with Landlord or Landlord's contractors or agents in doing any work in or about other portions of the Building, or with other tenants, invitees and occupants of the Building. If at any time, such entry by Tenant and/or Tenant's agents, contractors, workmen, mechanics, suppliers and invitees shall cause such disharmony or interference or, in Landlord's reasonable judgment, such disharmony or interference is imminent due to the entry by Tenant and/or Tenant's agents, contractors, workmen, mechanics, suppliers and invitees, Landlord shall have the right to withdraw such license upon one (1) business days' written notice to Tenant. When, in Landlord's reasonable judgment, the cause of such disharmony or interference or imminent potential disharmony or interference ceases to be present, Landlord shall then promptly again grant such license to enter upon the Premises. Notwithstanding anything in this Lease to the contrary, Landlord agrees that in connection with Tenant's initial build-out it shall not charge Tenant for in-house fees for the categories on Exhibit F titled: Officer/Director; Project Manager; Project Engineer; or Construction Accounting.

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Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of this Lease except as to the covenants to pay rent (and except that Tenant shall not during such period be required to maintain the property insurance required under Article 25, but rather shall be required to obtain and maintain (or cause its contractors to obtain and maintain) builder’s all risk coverage in an amount at least equal to the project costs until such time as the Improvements are substantially completed for their intended use) and further agrees that, except for the negligence or willful acts of Landlord, its beneficiary or any of their respective agents, employees or contractors, Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant's work or installations made in the Premises or to property placed therein; and, except for the negligence (by act or omission) or willful acts of Landlord, its beneficiary or any of their respective agents, employees or contractors, and except to the extent prohibited by law, Tenant shall protect, indemnify, defend and save Landlord, its beneficiaries and their respective officers, directors, managers, agents, beneficiaries, partners, members and employees harmless from and against any and all liabilities, costs, damages, fees and expenses arising out of or in any way connected with the activities of Tenant or its agents, contractors, suppliers or workmen in or about the Premises or Building.

To the extent Tenant employs any contractors from time to time to do work in the Premises, Tenant shall cause such contractors to secure and pay for Worker's Compensation, Employers Liability Insurance, and Comprehensive General Liability Insurance in customary forms and amounts reasonably acceptable to Landlord. All policies shall be endorsed to include Landlord and its employees and agents as additional insured parties. Certificates of such insurance shall be delivered to Landlord prior to Tenant commencing any work in the Premises upon request.

(d)    Subject to Tenant's compliance with the reasonable rules and regulations regarding the use thereof, in connection with Tenant’s performance of the Tenant’s Work (or any other Improvements) Landlord shall provide Tenant (unless Tenant elects otherwise as provided below) with the following general conditions at Landlord's scheduled rates: (i) materials management coordination; (ii) reasonable access to freight elevator services and loading docks, free of charge during business hours (weekdays 7:30 a.m. to 5:00 p.m. for loading docks and weekdays 6:00 a.m. to 8:00 p.m. for elevator service) during the completion of the Tenant's Work, and in connection therewith Landlord agrees that it shall use reasonable efforts to accommodate Tenant's construction schedule (Tenant agrees to pay for any after business hours or dedicated elevator operator charges); (iii)ventilation and air conditioning, temporary electricity and water during the construction period; and (iv) trash removal services from the loading docks of the Building during construction at Landlord’s prevailing charge therefore. Landlord's schedule of costs for general conditions as of the date of execution hereof is included in Exhibit "F" attached hereto and made a part hereof; such charges may be revised from time to time to reflect Landlord's increased costs for supplying such items. Tenant shall have the right to supply any general conditions (except to the extent such general conditions are part of the normal operation of the Building and

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such operation would be disrupted if such general conditions were provided by another party) by itself or through its contractors rather than rely upon or be required to use any services supplied by Landlord, provided, however, in exercising such right, Tenant shall not unreasonably interfere with the operation of the Building.

(e)     Landlord and Tenant acknowledge that Landlord and its contractors may be performing portions of the Shell and Core Work at the same time that Tenant and its contractors will be performing Tenant's Work. Landlord and Tenant shall mutually cooperate with each other and cause their respective contractors to cooperate with each other to coordinate their respective work.

3.	Delays in Completion of Tenant's Work

(A)       The number of days of delay in substantially completing Tenant's Work arising out of or on account of any of the following events, shall constitute "Landlord Delays", and as provided above, the outside date for the Commencement Date as set forth in Article 1 hereof shall be extended one day for each day that any Landlord Delay delays completion of Tenant's Work:

(i)      Any delay resulting from Landlord's failure to approve the Plans or any other matter requiring Landlord’s approval in a timely manner as required by this Article 35; or

(ii)   Any delay resulting from Landlord's failure to perform in a timely manner the Shell and Core Work pursuant to Paragraph (A) of this Article 35; or

(iii) Any other fault of Landlord or its agents, contractors, or representatives in connection with any of the obligations of Landlord set forth in this Lease, including, but not limited to, in this Article 35; or

(iv)    Any delay resulting from any commercially unreasonable interference by Landlord or any of its employees, agents or contractors with the performance of the Tenant's Work; or

(v)     Any delay resulting from any failure of the Building Systems serving the Premises to comply with any laws, rules, regulations or codes.

(B)      The number of days of delay in substantially completing Tenant's Work arising out of or on account of any Force Majeure events, shall constitute "Force Majeure Delays", and as provided above, the outside date for the Commencement Date as set forth in Article 1 hereof shall be extended one day for each day that any Force Majeure Delay delays completion of Tenant's Work.

4.          Tenant's Move-In.        In connection with Tenant's initial occupancy of the Premises after substantial completion of Tenant's Work, Tenant shall have the right to reserve reasonable

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portions of the Building's loading docks and freight elevators (or passenger elevators), subject to scheduling to the mutual reasonable satisfaction of Landlord and Tenant. Such reservation and use of the elevators and loading docks in connection with Tenant's move-in shall be without charge to Tenant, except that Tenant shall pay the cost of any after-hours elevator service at Landlord's actual cost per the published rates.

36.	OPTION TO EXPAND.

(A)       (1) Effective as of June 30, 2012 ("Effective Expansion Date"), Tenant shall have and is hereby granted one option (“Expansion Option”) to add to the Premises, in accordance with the terms of this Article 36, certain additional area either (a) in the Building consisting of approximately 20,000 rentable square feet (one-half of a tower) (“Expansion Space A”), or (b) in the event Tenant requires less than approximately 20,000 rentable square feet, Landlord shall provide such space either in the Building or, at Landlord's option, in the building commonly known as The Merchandise Mart (“Expansion Space B", either space referred to as an “Expansion Space”). The parties will work to define Expansion Space B so that it is appropriately sized and leaves adjoining spaces in a leasable configuration.

(2) The Expansion Option must be exercised by Tenant by (i) delivery to Landlord, not more than twenty one (21) months and not less than sixteen (16) months prior to the Effective Expansion Date of a non-binding written notice of Tenant's good faith intent to exercise such option and specifying the respective Expansion Space desired by Tenant, and (ii) delivery to Landlord of a binding written notice exercising such option no less than twelve (12) months prior to the Effective Expansion Date; provided, however, in no event shall such binding written notice be required to be delivered earlier than fifteen (15) days after the final determination of the Expansion Option Rent pursuant to Paragraph (B) below. The Expansion Space shall be measured in accordance with BOMA Standards.  Any Expansion Space shall be added to the Premises on all of the terms, covenants and conditions of this Lease except for Articles 34 and 35 hereof and at the rental rate described in Paragraph (B) below.

(B)       The Base Rent for either Expansion Space shall be the Fair Market Rent (defined below) multiplied by the area in rentable square feet of the Expansion Space. Rent adjustments as provided in Article 4 hereof (and calculated based upon the Base Year as provided in Article 4 hereof a Base Year to be determined in connection with the determination of the Fair Market Rent) shall be payable with respect to each Expansion Space.

(C)        Notwithstanding anything in this Lease to the contrary, Tenant agrees to accept each Expansion Space in an "as is" broom clean condition (excluding furniture and equipment) as existing on the date such space is added to the Premises (and such agreement to accept the Expansion Space in such condition shall be a consideration in determination of the Fair Market Rent therefor). If Tenant shall fail to give Landlord timely notice of its exercise of an option herein contained, Tenant shall be deemed to have waived such option to expand the Premises and such option shall thereupon become null and void.

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(D)       It shall be a condition of Tenant's right to exercise any option provided for in this Article 36 that there exists no Event of Default by Tenant under this Lease at the time that Tenant notifies Landlord of the exercise of such option or (unless Tenant is at such time actually and in good faith disputing Landlord’s contention that an Event of Default exists) upon the effective date such space is leased, unless Landlord, in its absolute discretion, elects in writing to waive such condition to the effective exercise of the option (provided, however, the foregoing will not affect or limit Landlord's rights to enforce any Events of Default of Tenant pursuant to Article 15 hereof). Any rights with respect to Expansion Space B in The Merchandise Mart are expressly contingent upon Landlord remaining an affiliate of the owner of the Merchandise Mart, and such space being available. Any lease for space in the Merchandise Mart shall be pursuant to a separate lease with that owner.

(E)        Landlord shall provide Tenant with Landlord's determination of the Fair Market Rent for any Expansion Space Tenant elects to lease (“Leased Expansion Space”) no later than one month after delivery of Tenant's initial notice of its desire to lease such Expansion Space in accordance with this Article 36. Unless Tenant notifies Landlord in writing within ten (10) business days after delivery of Landlord's determination of the Fair Market Rent for the Leased Expansion Space that Tenant accepts Landlord's determination, the parties during the thirty (30) day period after expiration of the above described ten (10) business day period (or after Tenant delivers notice that Tenant does not accept Landlord’s determination of the Fair Market Rent for the Leased Expansion Space) (the “Expansion Rent Negotiation Period") shall endeavor to reach agreement on the Fair Market Rent payable for the Leased Expansion Space. If the parties shall fail to reach agreement on the Market Rent for the Leased Expansion Space during the Expansion Rent Negotiation Period, then the Fair Market Rent for the Leased Expansion Space shall be determined in accordance with the procedures set forth in Article 38 hereof.

(F)        Any termination of this Lease or termination of Tenant's right of possession shall terminate all rights hereunder. The options to expand granted pursuant to this Article 36 are personal to Upshot and any Successor or Affiliate to which this entire Lease has been assigned in compliance with Article 12) and may not be exercised by or for the benefit of any other party; nor may any option to expand be exercised by Tenant at any time that more than 25% of the rentable square feet of the Premises then demised hereby are subject to an assignment or sublease (other than an assignment or sublease to any Successor or Affiliate). In the event Tenant exercises any of its options under this Article 36, Tenant and Landlord agree in each such case to enter into a lease amendment setting forth the terms of such option within ninety (90) days after exercise of such option by Tenant and determination of the Fair Market Rent.

37.         OPTIONS TO EXTEND TERM. Subject to the terms of this Article 37, the Term may be extended, at the option of Tenant, for one (1) successive period of five (5) years, each such period being herein sometimes referred to as an "Extended Term" (and constituting part of the "Term"), as follows:

(A)       The option to extend the Term for an Extended Term must be exercised by Tenant by (1) delivery to Landlord, not more than thirty (30) months and not less than sixteen (16) months

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prior to the commencement of the applicable Extended Term, of a non-binding written notice of Tenant's good faith intent to exercise such option and (2) delivery to Landlord of a binding written notice exercising such option no less than twelve (12) months prior to the commencement of the Extended Term; provided, however, in no event shall such binding written notice be required to be delivered earlier than fifteen (15) business days after the final determination of Extension Term Rent pursuant to Article 37(D) below and, if applicable, Article 38 hereof. Tenant shall not have the right hereunder to extend the Term beyond the last day of 216th full calendar month of the Term (as extended pursuant to this Article 37). Any termination of this Lease or any termination of Tenant's right of possession hereunder during the initial Term hereof shall terminate all rights to extend granted hereunder. If Tenant shall fail to give Landlord timely notice of its exercise of an option herein contained, Tenant shall be deemed to have waived such option to extend the Term hereof and such option and subsequent option, if any, shall thereupon become null and void.

(B)        The Extended Term shall be on the same terms, covenants and conditions of this Lease, except for the provisions of Articles 33 (to the extent it specifies parking fees), 34, 35 and 36 hereof, and except for the determination of Base Rent as hereinafter provided. The provisions of Article 4 hereof providing for the payment of rent adjustments with respect to increases in Operating Expenses and Real Estate Related Taxes shall be applicable to any Extended Term, provided that the Base Year used in the calculation of such rent adjustments in any Extended Term shall be the calendar year in which such Extended Term begins.

(C)        The Base Rent during any Extended Term (herein referred to as "Extension Term Rent") shall be the area in rentable square feet of the Premises multiplied by the Fair Market Rent (as defined in Article 38 hereof) as determined in advance but as of the first day of the applicable Extended Term rather than as of the date such determination is made; provided, however, that the calculation so made shall be final and shall not be remade on the first day of any such Extended Term. The calculation shall reflect the full length of the Extended Term.

(D)       Landlord shall provide Tenant with Landlord's determination of the Fair Market Rent to be paid by Tenant for the Premises during the Expansion Term no later than one month after delivery of Tenant's non-binding written notice under Paragraph (A) above. Unless Tenant notifies Landlord in writing within ten (10) business days after delivery of Landlord's determination of the Fair Market Rent that Tenant accepts Landlord's determination, the parties during the thirty (30) day period after expiration of the above described ten (10) business day period (or after Tenant delivers notice that Tenant does not accept Landlord’s determination of the Fair Market Rent) ("the Negotiation Period") shall endeavor to reach agreement on the Fair Market Rent payable for the Premises during any such Extended Term. If the parties shall fail to reach agreement on the Market Rent during the Negotiation Period, then the Fair Market Rent for the Premises during the Extended Term shall be determined in accordance with the procedures set forth in Article 38 hereof.

(E)        Tenant may extend the Term only as to all of the Premises as are demised to Tenant on the date of Tenant's exercise of such applicable option to extend.

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(F)        Tenant's rights to exercise its option to extend the Term of this Lease for any Extended Term are subject to the condition that no Event of Default by Tenant exists at the time that Tenant delivers its written notice to Landlord of the exercise of any such option to extend for an Extended Term, or (unless Tenant is at such time actually and in good faith disputing Landlord’s contention that an Event of Default exists) upon the commencement of such Extended Term (provided the foregoing shall not affect or limit Landlord's rights to enforce any Events of Default of Tenant pursuant to Article 15 hereof).

(G)       In the event Tenant exercises any option pursuant to this Article 37, Tenant shall accept the Premises in its then "as is" condition (and such agreement to accept the Premises in such condition shall be a consideration in determination of the Fair Market Rent).

(H)       In the event Tenant exercises any option pursuant to this Article 37, Tenant and Landlord agree to enter into an amendment to this Lease setting forth the terms applicable to such Extended Term within ninety (90) days after the date Tenant gives binding notice of its exercise of an option to extend the Term of this Lease for an Extended Term.

(I)         The options to extend granted pursuant to this Article 37 are personal to the initial Tenant (and any Successor or Affiliate to whom this entire Lease has been assigned in compliance with Article 12) and may not be exercised by or for the benefit of any other party. Any termination of this Lease or of Tenant's right to possession under this Lease shall extinguish and cancel all rights of Tenant under this Article 37.

38.	FAIR MARKET RENT; ARBITRATION PROCEDURES.

(A)       "Fair Market Rent" for the Premises with respect to any Extended Term or for any Leased Expansion Space shall mean the fair rental, as of the date for which such Fair Market Rent is being calculated, per annum per rentable square foot for comparable space for a comparable term, as determined by reference to leasing transactions for comparable space with a comparable use in the Building (or in The Merchandise Mart, as the case may be), and in other buildings (“Comparable Buildings”) comparable to the Building in quality and location to the Building (but excluding those leases where the tenant has an equity interest in the property) between willing sophisticated tenants and willing sophisticated landlords, where neither landlord nor the prospective tenant is under any compulsion to rent, after giving appropriate consideration to (and making appropriate adjustments for) any reasonably relevant factor or difference in the subject transaction and the comparable transactions used for purposes of comparison. The Fair Market Rent shall be determined on the basis of a fixed base rent per square foot without rent adjustments of any kind (other than rent adjustments with respect to increases in Operating Expenses and Real Estate Related Taxes as provided in Article 4 hereof and, with respect to Fair Market Rent for any Extended Term, using as a Base Year the calendar year in which the respective Extended Term commences), whether in the nature of CPI adjustments, step increases or otherwise (the economic value of any such adjustments then customarily applicable in the market to be reflected instead in the determination of such base rent). The Fair Market Rent shall take into account and reflect: (i) any tenant improvement allowances, rent abatements and all other concessions, allowances and

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inducements of any kind then customarily available in the market (and for this purpose Tenant shall be deemed to have received such concessions, allowances and inducements in respect of the Premises for the Extended Term, and such items shall be reflected in such fixed base rent as if the same had been given to Tenant); (ii) market rate brokerage commissions with respect to the Extended Term as if it were a new lease (and for this purpose Landlord shall be deemed to have paid such commissions, which shall be reflected in such fixed base rent as if the same had been paid by Landlord); and (iii) all other factors reasonably relevant to a fair market rent determination.

(B)        In the event Tenant disagrees with Landlord's determination of Fair Market Rent at any time and the parties thereafter reach agreement on such Fair Market Rent during any Negotiation Period described in Article 37 hereof, or during any Extension Rent Negotiation Period described in Article 36 hereof, as applicable, such Fair Market Rent (and resulting Extension Term Rent or Base Rent payable with respect to the Leased Expansion Space) shall be reflected in the lease amendment required to be executed by Landlord and Tenant pursuant to Article 37 or Article 36, as applicable, hereof.

(C)        In the event Landlord and Tenant are unable to reach agreement on the calculation of Fair Market Rent during any Negotiation Period described in Article 37 hereof, or during any Extension Rent Negotiation Period described in Article 36 hereof, as applicable, then in any such event the Fair Market Rent shall be determined in accordance with the following arbitration procedures:

(i)      Within five (5) business days after the expiration of any such Negotiation Period, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its final good faith estimate of the Fair Market Rent (each a “Submitted Fair Market Rent”). If the higher of such estimate is not more than one hundred five percent (105%) of the lower of such estimates, then the Fair Market Rent shall be the average of the two estimates. Otherwise, the determination of the Fair Market Rent shall be submitted to (and determined via) arbitration in accordance with clause (ii) below.

(ii)     Unless the Fair Market Rent is determined in accordance with clause (i), above, within seven (7) days after the exchange of sealed envelopes described in clause (i), above, Landlord and Tenant shall select, to act as an arbitrator, an independent MAI appraiser with experience in real estate activities, including at least ten (10) years' experience in appraising office space in the downtown Chicago area. If the parties cannot mutually agree on such an appraiser, each party shall then within a period of seven (7) days thereafter, select an independent MAI appraiser meeting the previously-described criteria, and within a third period of seven (7) days after the appointment of the last of the two appraisers to be appointed, the two appointed appraisers shall select a third appraiser meeting the aforementioned criteria, and all three of such appraisers shall independently determine the Fair Market Rent (each such independent determination of the Fair Market Rent shall be called an “Appraised Rent”). If one party shall fail to make an appointment of an appraiser within the foregoing seven (7) day period, then the appraiser chosen by the other party shall choose the other two appraisers.

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(iii)    Once the appraiser (or appraisers if the parties cannot agree on a single appraiser) has been selected as provided in clause (ii) above, then, as soon thereafter as practicable, but in any case within fourteen (14) days after the selection of such appraiser (or the last of such appraisers, as the case may be), the single appraiser's Appraised Rent or the average of the two closest Appraised Rents (in the case of more than one appraiser) shall be calculated in accordance with the criteria described in Paragraph (A) of this Article 38 (such average shall be called the "Average Appraised Rent") and the appraiser (or appraisers, as the case may be) shall select one of the two estimates of Fair Market Rent submitted by Landlord and Tenant pursuant to Article 38(C)(i), which shall be the one that is closer to the Appraised Rent of the single appointed appraiser, or Average Appraised Rent, as the case may be. Landlord and Tenant agree that the estimates submitted by Landlord and Tenant to each other pursuant to Article 38(C)(i) shall not be furnished to the appraiser(s) until the appraisers have informed Landlord and Tenant of the Appraised Rent (of the single appointed appraiser) or Average Appraised Rent, as the case may be, as determined by them. The value so selected shall be the Fair Market Rent payable with respect to the option then exercised by Tenant. The decision of the appraiser(s) as to the Fair Market Rent shall be submitted in writing to, and be final and binding on, Landlord and Tenant. Landlord and Tenant shall share equally the costs of the appraisers who participated in the foregoing procedure. Any fees of any counsel engaged directly by Landlord or Tenant, however, shall be borne by the party obtaining such counsel.

39.	INTENTIONALLY DELETED.

40.	INTENTIONALLY DELETED.

41.        TERMINATION RIGHT.  Tenant shall have and is hereby granted the option (the “Termination Right”) exercisable once and only once during the initial Term of this Lease to terminate this Lease in whole but not in part, subject to the following terms and conditions:

(A)      Such option is exercisable upon delivery of a binding written notice to Landlord not less than twelve (12) months prior to the Effective Termination Date.

(B)      The termination shall be effective as of 11:59 p.m. the last day of the seventh (7th) Lease Year (“Effective Termination Date”).

(C)      The Co-Terminous Tenant (if any), as defined hereafter, shall have simultaneously exercised its right to terminate its lease at The Merchandise Mart (“Co-Terminous Lease”) which was obtained pursuant to the expansion rights given to Tenant pursuant to Article 36 above, but only if such Co-Terminus Lease includes a right to terminate the Co-terminous Lease at the same time and on the same terms as this Termination Right. “Co-Terminous Tenant” shall mean for purposes of this paragraph, the tenant who holds the Co-Terminous Lease (if any) at The Merchandise Mart.

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(D)        Tenant shall pay to Landlord (i) the Termination Fee (as defined below), and (ii) any and all rent (including, without limitation, Base Rent and Article 4 Additional Rent) then due and payable hereunder prior to the Effective Termination Date.   The Termination Fee shall be paid one half at the time of delivery of the notice of termination described in Article 41(A) above, and the remaining one-half upon the Effective Termination Date.  The “Termination Fee” shall be an amount equal to the sum of (i) the unamortized amount of the Transaction Costs (as hereinafter defined) assuming amortization of each component of such Transaction Costs over a period commencing on the date of disbursement thereof and ending on the expiration of the initial Term hereof, at a level monthly payment with an interest factor equal to ten percent (10%) per annum, unless otherwise noted, plus (ii) six (6) months of the then escalated Base Rent plus estimated Article 4 Additional Rent.   The “Transaction Costs” shall mean the sum of (1) Landlord’s Contribution (to the extent disbursed to Tenant), plus (2) all Additional Allowance provided by Landlord (to the extent disbursed to Tenant) which Tenant has not previously paid back to Landlord in accordance with Article 34(B), above, plus (3) any rent abatements provided in Article 3(B) up to a maximum of five (5) months rent; plus (4) all commissions due from and/or paid by Landlord to the Brokers in connection with this Lease.

(E)       It shall be a condition to Tenant’s exercise of the foregoing option that no Event of Default by Tenant under this Lease exists on the date Tenant delivers notice of its exercise of such option to Landlord (provided the foregoing shall not limit or affect Landlord’s rights to enforce any Event of Default of Tenant pursuant to Article 15 hereof).

42.         COVENANT OF QUIET ENJOYMENT.  Landlord covenants that Tenant, upon paying the Base Rent, Article 4 Additional Rent and other payments provided for herein, and upon keeping, observing and performing all other terms, covenants, conditions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Term, as extended, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions and agreements hereof, free from hindrance by Landlord or any other person claiming by, through or under Landlord.

43.        ROOFTOP. (A) Tenant may at any time during the Term, including any Extended Term, at its sole cost and expense, locate, install and maintain on the roof of the northwest portion of second (2nd) floor of the Building (the "Roof") for Tenant's own use one (1) 3’ in diameter or smaller satellite antennae or dish or other similar communication device (the device and all related cabling, wiring and equipment is referred to as the "Antenna"), covering an area of not more than ten square feet of the Roof, subject to the reasonable approval of Landlord with respect to size, location, method of installation, and screening (to the extent such is necessary to avoid unsightly installation of such Antenna). Tenant shall pay as additional rent under this Lease for the Antenna (which shall not include any rent adjustments under Article 4) at the rate of $500 per month, subject to increase at the rate of 2.5% on the first day of each Lease Year over the rent payable for the prior Lease Year, as previously escalated.

(B) In connection with the installation of the Antenna, Tenant shall have the right at its sole cost and expense to connect such Antenna to the Premises by appropriate cables and wiring in

Execution Version

locations reasonably designated by Landlord and subject to such reasonable rules and regulations as may be imposed by Landlord from time to time. Landlord agrees to make available to Tenant without any obligation to pay rent therefore, riser space as is reasonable and necessary for such connection of the Antenna to the Premises. The location, installation, operation and maintenance of the Antenna shall (1) conform to all applicable zoning and other applicable governmental guidelines, laws, codes, rules, regulations, ordinances and licensing requirements in effect from time to time as well as all reasonable architectural standards established by Landlord from time to time and any other requirements or conditions applicable to such installation or maintenance; (2) be subject to the terms, conditions and requirements of Articles 8, 11 and 25 hereof; and (3) be coordinated through Landlord and performed in such manner so as to maintain all warranties on the Roof and so as not to affect the structural components of the Roof.

(C) The Antenna shall be located on that part of the Roof as Landlord may from time to time designate away from the perimeter of the Roof (so as not to be visible from street level); provided that (1) Landlord shall reasonably cooperate with Tenant in locating such items so that they shall be useable and useful for their intended purposes, and (2) Landlord may from time to time require Tenant to relocate any or all of such items to another portion or other portions of the Roof, at Landlord's sole cost and expense, so long as such relocation does not unreasonably interfere with Tenant's use thereof.  The Antenna shall not unreasonably interfere with the use of any other communications equipment installed on the Roof from time to time by Landlord or other tenants in the Building. Tenant shall promptly repair and restore, in a manner consistent with any warranties, any damage to the Roof or the Building resulting from or arising out of Tenant's installation, operation, maintenance and repair of the Antenna hereto and protect, indemnify, defend and hold Landlord and Landlord's beneficiaries and any other owner or owners of the Building and their beneficiaries, and all of their respective officers, directors, managers, partners, members, agents and employees, harmless from and against any liabilities, damages, costs, claims, obligations and expenses arising out of or in connection with Tenant's activities under this Article 43.

(D) Tenant agrees that upon expiration of the Term hereof it will promptly remove any such Antenna and equipment and conduits, cables and other facilities connecting such Antenna and related equipment to the Premises demised hereby, and repair and restore, in a manner consistent with any warranties, any damage caused to the Roof, the Building or the Property in connection with such installation or removal.  Tenant acknowledges Landlord shall have continuing access to all areas of the Roof of the Building, and upon prior notice to Tenant, Landlord shall have the right, at Landlord's expense, to remove the Antenna and/or relocate the Antenna from time to time as may be necessary or desirable for the maintenance or repair of the Roof, provided that Landlord uses reasonable efforts to mitigate any unreasonable interruption of Tenant's operations.

44.         ENTIRE AGREEMENT.     Except as expressly otherwise provided herein, this Agreement, together with all of the exhibits attached hereto, constitutes the entire understanding between Landlord and Tenant as to the subject matter hereof and supersedes all prior agreements between the parties hereto about such matters, and all of the representations and obligations of Landlord and Tenant are contained herein.

Execution Version

45.         LIMITATION OF LANDLORD’S LIABILITY. Tenant agrees to look solely to Landlord's interest in the Property (and any insurance, condemnation, sales proceeds or rents therefrom) for the enforcement or payment of any judgment, award, order or other remedy under or in connection with this Lease or any related agreement, instrument or document or in respect of any matter whatsoever relating to this Lease, the Premises or the Property. No other assets of Landlord (or any assets of any members, partners, beneficiaries, shareholders, managers, officers, directors, employees or agents of Landlord) shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies. No personal liability is assumed by, nor shall at any time be asserted or enforceable against Landlord, its members, any successor owner, or Merchandise Mart Properties, Inc., Landlord’s managing agent, or their respective successors or assigns or the members, partners, beneficiaries, shareholders, managers, officers, directors, employees or agents of any of them on account of this Lease or any covenant, undertaking or agreement of Landlord in this Lease contained.

46.        OFAC LIST. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any similar list or any law, order, rule or regulation or any Executive Order of the President of the United States as a terrorist, “Specially Designated Nationals and Blocked Persons”, or other banned or blocked persons (“OFAC List”). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall provide reasonable documentary and other evidence of Tenant’s identity and ownership as may be reasonably requested by Landlord at any time to enable Landlord to verify that Tenant is not listed, nor is it owned or controlled by any person or entity listed on the OFAC List.

Balance of Page Left Intentionally Blank

Execution Version

IN TESTIMONY WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

TENANT: UPSHOT, INC.,
a Delaware corporation

By:	/S/ BRIAN P. KRISTOFEK
	Name:	Brian P. Kristofek
	Title:	CEO, UPSHOT

LANDLORD:

350 NORTH ORLEANS L.L.C.,
a Delaware limited liability company

By:	Vornado Realty L.P., a Delaware limited partnership, its sole member

By:	Vornado Realty Trust, a Maryland real estate investment trust, its general partner

By:	/S/ CHRISTOPHER KENNEDY
Christopher G. Kennedy, President
Merchandise Mart Properties, Inc.

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EXHIBIT A

Plan of the Premises

Attached

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EXHIBIT B

Operating Expenses and Real Estate Related Taxes

Tenant:

Current Operating Year:

Tenant Square Feet:

Per Square Foot
Operations	$
Utilities (Excluding Tenant Share)
General Housekeeping (Excluding Tenant Related)
Security
Insurance
Repairs and Maintenance
Operations Management
Building Management (Excluding Showroom Promotional)	_ _ _ _ _ _ _

Total Operating Expenses	$

Proportionate Share at __________%	$	$

Real Estate Related Taxes
Taxes Paid
Less refunds received in _____________
Plus Outside Services	_ _ _ _ _ _ _

Total Real Estate Related Taxes	$

Proportionate Share at __________%	$	$

Tenant Cleaning	$_ _ _ _ _ _	$_ _ _ _ _ _

Total Expenses	$	$

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Operating Expenses and Real Estate Related Taxes

Tenant

Current Operating Year:	Base Year: Ending 12/31/

In accordance with your Lease dated __________ (as amended) Tenant is required to pay its proportionate share of any increase in Operating Expenses and Real Estate Related Taxes over the Base Year as follows:

Operations

Operating Expenses for the year ended 12/31/________	$

Base Year Amount	_ _ _ _ _ _ _

Increase over Base Year

Tenant's Proportionate Share	_ _ _ _ _ _ _ %

Annual Proportionate Share Operating Expense	$

Real Estate Related Taxes

Real Estate Related Taxes for the year ended 12/31/________
$

Base Year Amount	_ _ _ _ _ _ _

Increase over Base Year

Tenant's Proportionate Share	_ _ _ _ _ _ _ %

Annual Proportionate Share Real Estate Related Taxes	$

Tenant Cleaning

Cleaning Cost for the year ended 12/31/________	$

Base Year Amount	_ _ _ _ _ _ _

Increase over Base Year	_ _ _ _ _ _ _

Total Expenses	$_ _ _ _ _ _

Amount Previously Billed	_ _ _ _ _ _ _

                 Additional Amount Due$

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EXHIBIT C

Protocol for ACM Removal

There are some asbestos-containing materials ("ACM") in some areas of the Building. MMPI has adopted and implemented an abatement and operations and maintenance program ("O & M Program"), a copy of which is available for review by Tenant, which sets forth certain procedures to be followed in connection with any Improvements to be made in the Building, in order to prevent disturbance to any ACM that may be encountered. Tenant acknowledges, and hereby expressly agrees to cause its agents, employees and contractors to comply at all times with, the O & M Program (as amended from time to time).

This Protocol describes the procedures followed and safeguards employed in connection with ACM abatement in common spaces, tenant spaces, and other areas of the Building.

The current view of the EPA, OSHA, and most experts is that ACM should be left in place until it presents a risk of fiber release. MMPI remediation ACM at the Building’s cost as it becomes subject to possible damage or disturbance by maintenance, repairs, demolition, etc.

MMPI learns of the presence of ACM in three ways: (1) MMPI’s Environmental Control Manager visits areas scheduled for work and looks for ACM or indications that it may be present although it is not visible; (2) the Environmental Control Manager makes regular inspections of work areas; and (3) contractors (as required by our standard General Conditions) and MMPI supervisors advise the Environmental Control Manager of material they encounter and suspect to be ACM. (If material observed may be, but is not clearly, ACM it is either removed by proper ACM abatement techniques or it is bulk sampled and examined by Polarized Light Microscopy, by an independent laboratory, to determine whether removal is necessary.

ACM removal normally takes place at night. If loose or friable ACM is uncovered, demolition, construction, and maintenance workers leave the area until it is removed by an abatement contractor on an expedited basis. Abatement is done in accordance with federal, state and local laws and regulations.

The Building may contain vinyl asbestos floor tile (“VAT”) and associated mastic. MMPI’s protocol, consistent with the EPA’s view, is that non-friable and undisturbed VAT is to be managed in place. Once identified the non-friable and undisturbed VAT is secured by a protective covering (carpeting). Friable VAT in poor condition is abated in accordance with this Protocol.

During remediation, personal air monitors are used by abatement workers to measure fiber counts, in accordance with OSHA regulations. MMPI has an independent laboratory monitor fiber counts to confirm that they do not exceed OSHA action levels and EPA clearance levels.

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It is the policy and practice of MMPI that ACM abatement/removal will be done by experienced and certified Illinois licensed contractors, using certified/trained abatement personnel. Abatement contractors notify the EPA before working at the Mart. MMPI’s Environmental Control Manager holds the appropriate licenses and certifications from governmental authorities and training institutions. Employees of MMPI do not participate in ACM abatement.

ACM is disposed of by the abatement contractor doing the work, and disposal receipts are filed in the Office of MMPI.

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EXHIBIT D

Janitorial Specifications

I.	NIGHTLY: Monday through Friday (Holidays excluded)

--	Dust mop, using a treated mop, all vinyl asphalt, rubber and similar types of flooring. This includes removal of gum and other similar substances using a scraping device.

--	Vacuum all common carpeted areas within tenant space.

--	Remove spots from carpeted areas, if possible.

--	Hand dust and wipe clean, with a chemically treated cloth, furniture, file cabinets, cleared desk tops, counter tops and horizontal surfaces.

--	Remove spots from all painted surfaces, entrance doors, glass walls and covering (except fabric) as necessary.

--	Remove all gum and foreign matter in sight.

--	Empty all waste receptacles and remove waste paper and waste materials to a designated area.

--	Spot mop floors for spillage, etc.

--	Empty and damp wipe all ash trays.

--	Upon completion of work, all slop sinks are to be thoroughly cleaned and cleaning equipment and supplies stored neatly in locations designated by Building Manager's Office.

--	Clean elevator cabs, including floors.

--	Sweep clean loading dock areas.

--	In corridors and lobby, dust and wipe clean mail chutes, mail depository door glass, metal door knobs, kick plates and directional signs.

II.	WEEKLY:

--	Completely vacuum all carpeted areas.

Execution Version

--	Dust all baseboards, low level ledges, sills and moldings (under 8 ft.).

--	Damp mop high traffic resilient tile areas.

--	Wash all glass entrance doors side panels and glass walls inside and out.

III.	MONTHLY:

--	Dust all picture frames, charts and venetian blinds which are not reached in nightly cleaning.

--	Buff all tile floor areas.

IV.	QUARTERLY:

--	Dust exterior of lighting fixtures.

--	Vacuum all air conditioning vents, grills, etc.

--	Vacuum upholstered furniture.

V.	SEMI-ANNUALLY:

--	Vacuum all vertical partitions and fabric.

LAVATORIES

I.	NIGHTLY: Monday through Friday

--	Clean and sanitize all toilet bowls, urinals and wash basins.

--	Clean and polish all chrome and stainless steel fittings.

--	Clean and sanitize toilet seats.

--	Clean and polish all glass and mirrors.

--	Empty trash receptacles and insert new liners where required.

--	Wash and sanitize counter tops and exteriors of all trash receptacles.

--	Spot clean all partitions and remove graffiti.

-	Spot clean walls, doors and trim.

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Execution Version

-	Damp mop and sanitize tile floors.

--	Refill all dispensers to normal limits.

II.	QUARTERLY:

--	Machine scrub tile floors.

--	Wash partitions.

--	Dust or vacuum all vents and grills.

--	Wash ceramic tile walls.

--	Clean high level ledges and sills.

III.	ANNUALLY:

--	Strip, seal and refinish.

LOBBIES, CORRIDORS, STAIRWELLS & ELEVATORS

I.	NIGHTLY: Monday through Friday

--	Vacuum all carpeted areas, including edges.

--	Remove spots from carpet, if possible.

--	Spot clean all doors, trim and walls.

--	Clean and sanitize drinking fountains.

--	Spot clean and vacuum/mop all elevators.

--	Damp mop all hard surface floors.

--	Clean Directories.

--	Dust low level ledges, sills and moldings.

--	Empty trash receptacles and remove waste to designated area.

--	Empty ash trays.

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Execution Version

II.	WEEKLY:

--	Spray and buff all hard floor surfaces.

--	Dust high level ledges, sills and molding (under 8 ft.).

--	Completely clean glass doors, partitions and trim.

III.	QUARTERLY:

--	Dust/vacuum vents and grills.

MISCELLANEOUS

--	Cleaning of kitchens and computer rooms is the responsibility of the tenant.

--	Day maid/porter service is provided to public washrooms.

--	Lobby floor mats to be put out in lobby during inclement weather.

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Execution Version

EXHIBIT E

SHELL AND CORE WORK/BASE BUILDING IMPROVEMENTS

350 West Mart Center Drive

Upshot – 5th Floor - South

In addition to the Landlord’s Contribution, Landlord, at its sole cost, shall provide the following Shell and Core Work, which may (to the extent permitted by the Lease) be constructed simultaneously with the Tenant Improvements. Such Work shall conform to the Construction Standards, Procedures and Specifications dated September 2007, currently applicable to the Building.

1.

DEMOLITION – Removal of existing improvements, including walls, ceilings, carpeting, finishes, abandoned/unused piping, conduit and wiring, and systems shall be completely removed back beyond demised premises or as required by code, including items required for Landlord to complete perimeter wall window installations. Existing medium pressure HVAC ductwork will remain.

2.	WINDOWS; BUILDING SHELL

a.

Exterior windows will be installed on the north and east elevations (other than in mechanical areas as shown on Exhibit A) per the attached drawings of the Premises. Windows will be comparable to those installed elsewhere on the 5th floor of the Building.

b.	Building standard 1” window blinds will be provided at all exterior windows.

c.	The Building shell and exterior, including perimeter window frames, seals, mullions and glazing in good condition

3.

FLOORS – Carpeting to be removed and gouges and divots will be filled in. Floors will be leveled to tolerances of 1/2”in 10’ (non-cumulative). At transition areas, the floor slope may be greater, provided that, in all cases, the floors shall be in a condition ready for installation of carpet and furniture systems. Transition areas are defined as adjacent to the building core elements including stairwells, restrooms, elevators, fan rooms, closets and shafts. Final floor preparation by Tenant’s finish flooring contractor. All additional structural work (if any) to support special and heavy loads is part of Tenant build-out. Existing floors are rated for a 100-psf live load. Landlord and Tenant to work together to develop an appropriate plan for any such work. After demolition, and prior to Tenant work, Landlord and Tenant will review floor conditions.

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Execution Version

4.

WALLS AND COLUMNS; PUBLIC CORRIDORS; ELEVATOR LOBBIES; PUBLIC ACCESS – Landlord to install demising walls, column furring, and walls below new window sills. Storefront entrances and entry doors by Tenant. At the existing exterior walls, pilasters, soffits, and interior columns, existing drywall will be patched, taped and sanded to a height of 8'-6"and ready to receive Tenant finish.

5.

SPRINKLER SYSTEM – The existing sprinkler system is a zone controlled sprinkler grid system with a minimum of one head for every 140 square feet. The main piping system shall be in compliance with all Legal Requirements as applicable to the Building. All modifications of piping and sprinkler heads shall be by Tenant and in accordance with applicable Legal Requirements as well as Landlord's insurance carrier. Drawings and hydraulic calculations are required for any modifications.

6.	VENTILATION/AIR CONDITIONING – Subject to applicable provisions of the Lease, Landlord shall provide Building Systems capable of the following:

a.	Design Criteria

1.	Outdoor conditions:

Winter (DB)	0°F
Summer (DB/WB)	95°F/78°F

2.	Indoor conditions:

Winter	70°F to 76F
Summer	72°F to 78°F

3.	Average Air Circulation:

Average of 1.0 CFM/square foot; outside air ventilation average is 20cfm/person.

4.	Loads:

•	Lights & Equipment – Total combined connected load is 7.0 watts/square foot.

•	People Load –125 square feet/person

5.	Fan systems will deliver 55 degrees F discharge air temperature at an average rate of 1.00 CFM per square foot at the discharge point of the fan.

Execution Version

b.

The existing fan systems located in mechanical rooms serve multiple floors. Each system has a supply and exhaust/return fan and is suitable for providing variable air volume control as required for ventilating and cooling. The central fan systems will operate 8:00 a.m. to 6:00 p.m., Monday through Friday, and 8:00 a.m. to 1:00 p.m., Saturday, holidays excepted. Operation of building fan systems is available twenty-four hours a day, seven days a week. Cost for after-hour system operation is $85/hour (summer) and $65/hour (winter) per system.

c.

Pneumatic or DDC variable air volume boxes with thermostats shall be provided and maintained by Tenant. Tenant responsible for all ductwork distribution. New VAV boxes are to be pressure independent normally open. Building DDC system is Andover.

d.	Any additional heating for space shall be designed and installed by Tenant. Landlord to provide power at the floor for perimeter heating.

e.

Cooling shall be accomplished by the fan system through the use of chilled water or outside air. Central plant chilled water is seasonably available (at a minimum) during the period of May 1 through October 31.

f.	Special exhaust air requirements such as for control room, equipment rooms, break rooms or private washrooms shall be provided by Tenant.

g.

Auxiliary cooling/ventilating equipment for special purposes, after hour or for loads in excess of the design criteria shall be provided by Tenant. Heat rejection to be via perimeter louvers on the north elevation of each tower. Louver sizes will be coordinated with Tenant.

h.

All medium pressure ductwork shall be tested and repaired so that the overall leakage is less than 5%. All medium pressure ductwork shall be either insulated or lined. The Landlord shall provide all testing and repair any defects or deficiencies at their cost.

7.	ELECTRICAL SERVICE; LIFE SAFETY

a.

General electrical service is provided by Commonwealth Edison and consists of three 12,000 volt primary feeders. Electrical power is distributed throughout the Building by means of various switchboards, transformers, disconnects, and distribution panels wired in rigid pipe or conduit.

b.	Specific Information for Tenant:

Execution Version

1.

120/208V, 3 phase, 4-wire power is available at 5.5 watts per rentable square foot for power and lighting. The allowance has been adjusted to reflect a code required safety factor of 20%. Core electrical rooms shall be complete with all required feeders, transformers, panels, and associated equipment as required to provide electrical service in accordance with the Lease, suitable for distribution by Tenant within the Premises. Separate metering of the existing electrical service used by Tenant will be by Landlord. Any additional power and transformer requirements are Tenant’s sole cost, including any possible expansion of existing vaults.

2.	Supplemental power required above and beyond amounts noted above are at Tenant’s expense. Any required emergency power for special tenant equipment is also a Tenant expense.

c.

Emergency Power. A Class II EPS system has been installed that supplies emergency power to elevators (1 per bank simultaneously), and emergency lighting to stairwells and public corridors, and Tenant space (included in 5.5 watts/sf).

d.

Life Safety. Landlord shall provide sufficient capacity within the base building fire alarm system to accommodate the Tenant’s audible and visual fire alarm device requirements as required by code. The connection point shall be within the Tenant’s leased area.

8.

WASHROOMS – All washrooms, within the Premises shall be ADA compliant and cosmetically upgraded at Tenant’s direction prior to occupancy of the space by the Tenant. Cosmetic upgrades will be mutually agreed-upon by Landlord and Tenant, but in any case, shall include new ceiling tile and grid, new parabolic light fixtures, new faucets and sinks and new toilet seats. Landlord shall also apply new paint throughout restrooms, including, but not limited to, electrostatic paint on toilet partitions.

9.	SECURITY SYSTEMS – By Tenant.

10.

TELECOMMUNICATIONS - Telecommunications riser capacity reasonably sufficient and available for normal office tenant telecommunications cable use from the MPOE (minimum point of entry) as to the Building to the main telephone terminal located in the telephone/electrical room on each floor of the Premises and available for branching by Tenant of lines throughout the Premises.

11.	ACM – Remediation of all ACM (other than Permitted ACM) required to be removed in connection with the Tenant’s Work.

Execution Version

For the Premises, the Shell and Core Work shall be in compliance with applicable building codes, life-fire safety codes, physical disability codes, and other applicable laws (collectively, “Codes”) applicable with respect thereto, to the extent that such compliance is required for unoccupied premises (or with respect to the washroom work described in Item 8 above only, on an occupied basis).

Execution Version

EXHIBIT F

Rates for Operations and Construction Services

FUNCTION	REIMBURSEMENT

Construction Services:

Rubbish	$11.00 per cubic yard (construction debris only)
Water	No Charge
Sprinkler Shutdowns	$66.00 each
Plumbing Shutdowns	$350.00 each
Electrical Shutdowns	$50 to $3,000 each ($300 average)
Officer/Director	$100.00 per hour
Project Manager	$75.00 per hour
Project Engineers	$52.50 per hour
Construction Accounting	$50.00 per hour
Third Parties	Actual costs

Operations:

Electricity	*
HVAC	**
Janitors	$32.00 per hour
Security	$30.00 per hour
Elevator operators	$31.00 per hour
Crating	$30.50 per hour
Electricians:
Construction (A)	$73.50 per hour
Maintenance (B)	$73.50 per hour
Carpenters	$73.00 per hour
Engineers	$66.00 per hour
Decorators	$65.00 per hour
Plumbers	$76.50 per hour

All rates should be adjusted accordingly if required at time and one-half or double time (on overtime basis). Rates are subject to change.

*Temporary power panels and closets serving Tenant exclusively will be separately metered to Tenant.

**Standard ventilation and air conditioning will be provided per Article 9.

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Execution Version